EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated

April 26, 2011

by and among

FNB UNITED CORP.,

GAMMA MERGER CORPORATION

and

BANK OF GRANITE CORPORATION

EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation

Exhibit B	Form of Amended and Restated Bylaws

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated April 26, 2011 (this “Agreement”), is by and among FNB United Corp., a North Carolina corporation having its principal place of business at 150 South Fayetteville Street, Asheboro, North Carolina 27203 (“FNB”), Gamma Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of FNB (“Merger Sub”), and Bank of Granite Corporation, a Delaware corporation having its principal place of business at 23 North Main Street, Granite Falls, North Carolina 28630 (“Granite”).  Certain capitalized terms used in this Agreement are defined in Section 1.01.

RECITALS

A.           Proposed Transaction.  The parties intend to effect a business combination through the merger of Merger Sub with and into Granite (the “Merger”) whereby each issued and outstanding share of Granite Stock not owned by FNB, Merger Sub or Granite or their respective subsidiaries shall be converted into 3.375 shares of FNB Common Stock.  The respective boards of directors of FNB, Merger Sub and Granite have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

B.           Carlyle and Oak Hill Investment.  In connection with the consummation of the Merger, FNB has agreed to issue and sell to each of Carlyle Financial Services Harbor, L.P. (“Carlyle”) and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (together, “Oak Hill”), and Carlyle and Oak Hill have each agreed to purchase from FNB, 484,375,000 shares of FNB Common Stock at a price of $0.16 per share, for aggregate cash consideration from each of Carlyle and Oak Hill of $77,500,000 (a total of $155,000,000) (together, the “Primary Investments”), with the closing of such transactions to occur immediately prior to the Effective Time (the “Investment Closing”).

C.           Other Private Placements.  FNB intends to issue and sell shares of FNB Common Stock in one or more additional private placement transactions with other investors pursuant to agreements with such other investors, for an aggregate purchase price of $155,000,000 (the “Other Private Placements”), with the closing of such transactions to occur simultaneously with the Investment Closing.

D.           TARP Exchange.  The United States Department of Treasury (“Treasury”) holds (i) 51,500 shares of FNB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $10.00 per share and liquidation amount $1,000 per share (the “TARP Preferred Stock”), and (ii) a warrant, dated February 13, 2009, to purchase 2,207,143 shares of FNB Common Stock at an exercise price of $3.50 per share (the “TARP Warrant”).  Subject to the approval of the Treasury, pursuant to an exchange agreement to be executed by the Treasury and FNB, FNB intends to (i) exchange the TARP Preferred Stock for shares of FNB Common Stock having an aggregate value (valuing FNB Common Stock at $0.16 per share) of the sum of (1) 25% of the aggregate liquidation preference of the TARP Preferred Stock and (2) 100% of the amount of accrued and unpaid dividends on the TARP Preferred Stock as of the Effective Time, and (ii) amend the

TARP Warrant to, among other things, reduce the exercise price thereof to $0.16 per share (collectively, the “TARP Exchange”), each to occur simultaneously with the Investment Closing.

E.           Settlement of Subordinated Debt and FNB Bank Preferred Stock.  CommunityONE Bank, National Association, a national banking association (“FNB Bank”) has $2,500,000 of subordinated debt outstanding and held by SunTrust Bank (the “Subordinated Debt”).  SunTrust Bank also holds shares of nonvoting, nonconvertible, nonredeemable cumulative preferred stock of FNB Bank (the “FNB Bank Preferred Stock”) having an aggregate liquidation preference of $12,500,000.  In connection with the consummation of the Merger, FNB Bank intends to settle the Subordinated Debt for cash in an amount equal to the sum of 25% of the principal amount thereof plus 100% of the unpaid and accrued interest thereon as of the Investment Closing, and to repurchase the FNB Bank Preferred Stock for cash in an amount equal to the sum of 25% of the aggregate liquidation preference thereof plus 100% of the unpaid and accrued dividends thereon as of the Investment Closing.

F.           Warrant Offering.  Following the Effective Time, but no earlier than January 1, 2012, FNB will distribute non-transferable warrants to the holders of record of FNB Common Stock as of the close of business on the Business Day immediately preceding the Effective Time, which warrants will give such stockholders the right to purchase one share of FNB Common Stock for every four shares of FNB Common Stock that is held as of the close of business on the Business Day immediately preceding the Effective Time at a price of $0.16 per share.  These warrants will be exercisable for a period of 30 days after the later of the date of distribution of such warrants, or the effective date of a registration statement related to the warrant offering.

G.           Intended Tax Treatment.  The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I — CERTAIN DEFINITIONS

Section 1.01                      Certain Definitions.

The following terms are used in this Agreement with the meanings set forth below (such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Acquisition Proposal” has the meaning set forth in Section 5.08(a).

“Action” has the meaning set forth in Section 4.02(f).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person provided that no security holder of Granite shall be deemed to be an Affiliate of any other security holder or of Granite or any of the Granite Subsidiaries solely by reason of any investment in Granite; for purposes of this definition, “control” (including, with correlative meanings, the terms

“controlling,” “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

“Agency” means the Federal Housing Administration, Freddie Mac, the Farmers Home Administration (now known as Rural Housing and Community Development Services), Fannie Mae, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Granite or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 8.02.

“ALLL” means allowance for loan and lease losses.

“Banking Department” means the North Carolina Commissioner of Banks.

“Book-Entry Share” has the meaning set forth in Section 3.01(a)(ii).

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder.

“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in North Carolina are permitted or required to be closed.

“Capital Stock” means capital stock or other type of equity interest in (as applicable) a Person.

“Capitalization Date” has the meaning set forth in Section 4.02(c).

“Carlyle” has the meaning set forth in Recital B.

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Certificates” has the meaning set forth in Section 3.01(a)(ii).

“Change in Recommendation” has the meaning set forth in Section 5.08(d).

“Claim” has the meaning set forth in Section 5.13(g).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Code” has the meaning set forth in Recital G.

“Continuing Employees” has the meaning set forth in Section 5.13(a).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Covered Parties” has the meaning set forth in Section 5.13(h).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 4.01.

“Effective Time” means the time on the Effective Time as provided for in Section 2.03.

“Environmental Laws” means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment.

“EPCRS” has the meaning set forth in Section 4.02(v)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with Granite or FNB, as applicable, under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FNB Articles” means the Articles of Incorporation of FNB, as amended.

“FNB Bank” has the meaning set forth in Recital E.

“FNB Bank Preferred Stock” has the meaning set forth in Recital E.

“FNB Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of

Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment or consulting, change-in-control, fringe benefit, vacation, bonus, retention, incentive compensation, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (A) any FNB Employee has any present or future right to benefits and which are contributed to, sponsored by or maintained by FNB or any of its Subsidiaries or (B) FNB or any of its Subsidiaries has had or has any present or future liability or obligation, contingent or otherwise.

“FNB Board” means the Board of Directors of FNB.

“FNB Bylaws” means the bylaws of FNB.

“FNB Common Stock” means the common stock, $2.50 par value, of FNB.

“FNB Employee” has the meaning set forth in Section 4.03(v).

“FNB Financial Statements” has the meaning set forth in Section 4.03(g).

“FNB Group Plans” has the meaning set forth in Section 5.13(a).

“FNB Insurance Policies” has the meaning set forth in Section 4.03(s).

“FNB Interim Financials” has the meaning set forth in Section 4.03(g).

“FNB IT Assets” has the meaning set forth in Section 4.03(u).

“FNB Material Contract” has the meaning set forth in Section 4.03(r).

“FNB Preferred Stock” means the preferred stock, $10.00 par value, of FNB.

“FNB Recommendation” has the meaning set forth in Section 4.03(d)(ii).

“FNB Regulatory Order” has the meaning set forth in Section 4.03(p).

“FNB Reports” has the meaning set forth in Section 4.03(h).

“FNB Severance” has the meaning set forth in Section 5.13(c).

“FNB Shareholder Approval” has the meaning set forth in Section 5.04(b).

“FNB Shareholders Meeting” has the meaning set forth in Section 5.04(b).

“FNB Stock Options” means each outstanding option to purchase shares of FNB Common Stock.

“FNB Stock Plans” has the meaning set forth in Section 4.03(c).

“FNB Welfare Plans” has the meaning set forth in Section 5.13(a).

“FRB” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of Richmond, acting under delegated authority.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization or securities exchange.

“Governmental Consent” means any notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, or the expiration or termination of any statutory waiting periods.

“Granite” has the meaning set forth in the preamble to this Agreement.

“Granite Bank” means the Bank of Granite, a bank chartered by the State of North Carolina and a wholly-owned subsidiary of Granite.

“Granite Benefit Plan” has the meaning set forth in Section 4.02(v)(i).

“Granite Board” means the Board of Directors of Granite.

“Granite Bylaws” means the bylaws of Granite.

“Granite Certificate” means the Certificate of Incorporation of Granite, as amended.

“Granite Employee” has the meaning set forth in Section 4.02(v)(i).

“Granite Financial Statements” has the meaning set forth in Section 4.02(g).

“Granite Insurance Policies” has the meaning set forth in Section 4.02(s).

“Granite Interim Financials” has the meaning set forth in Section 4.02(g).

“Granite IT Assets” has the meaning set forth in Section 4.02(u).

“Granite Material Contract” has the meaning set forth in Section 4.02(r).

“Granite Recommendation” has the meaning set forth in Section 4.02(d)(ii).

“Granite Regulatory Order” has the meaning set forth in Section 4.02(p).

“Granite Report” has the meaning set forth in Section 4.02(h).

“Granite Stock” has the meaning set forth in Section 4.02(c).

“Granite Stock Option” has the meaning set forth in Section 3.05.

“Granite Stock Plans” has the meaning set forth in Section 4.02(c).

“Granite Stockholder Approval” has the meaning set forth in Section 5.04(a).

“Granite Stockholders Meeting” has the meaning set forth in Section 5.04(a).

“Granite Subsidiary” has the meaning set forth in Section 4.02(b).

“Granite Welfare Plans” has the meaning set forth in Section 5.13(a).

“Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” has the meaning set forth in Section 5.13(g).

“Information” has the meaning set forth in Section 5.21.

“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Granite Bank, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

“Intellectual Property Rights” has the meaning set forth in Section 4.02(u).

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the Joint Proxy Statement/Prospectus (or similar documents) together with any supplements thereto to be sent to the stockholders of Granite and the shareholders of FNB to solicit their votes in connection with this Agreement.

“Knowledge” means, with respect to FNB, the actual knowledge, after reasonable investigation, of R. Larry Campbell (President), Mark A. Severson (Chief Financial Officer, Treasurer and Executive Vice President), R. Mark Hensley (Executive Vice President and Chief Banking Officer of the Bank), David Lavoie (Chief Credit Officer), Dave Miller (Chief Information Officer), and Debbie Auman (Chief Human Resources Officer), and, with respect to Granite, the actual knowledge, after reasonable investigation, of R. Scott Anderson (President and Chief Executive Officer), Jerry A. Felts (Chief Operating Officer and Chief Financial

Officer), Gayle H. Harris (Senior Vice President and Chief Credit Officer), D. Mark Stephens (Senior Vice President and Chief Information Officer) and Karen B. Warlick (Senior Vice President and Chief Administrative Officer).

“Law” has the meaning set forth in Section 4.02(p).

“Letter of Transmittal” has the meaning set forth in Section 3.03(b).

“Liens” has the meaning set forth in Section 4.02(d)(iii).

“Listed Agreement” has the meaning set forth in Section 5.13(b).

“Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Granite Bank or a security backed by or representing an interest in any such mortgage loan.

“Material Adverse Effect” means, with respect to Granite or FNB, any circumstance, event, change, development or effect that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Granite and its Subsidiaries taken as a whole, or FNB and its Subsidiaries taken as a whole, respectively, or (ii) materially impair or delay the ability of either Granite or FNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party due to (A) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally, (C) any change, circumstance, development, condition or occurrence in economic, business, or financial conditions generally or affecting the banking business including changes in interest rates, (D) changes demonstrated by a party hereto to be the result of the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, and (E) any matter Previously Disclosed in a party’s Disclosure Schedule to the extent of such disclosure; provided further, however, that any circumstance, event, change, development or effect referred to in clauses (A), (B) or (C) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such circumstance, event, change, development or effect has a disproportionate effect on the referenced party compared to other participants in the industries or markets in which the referenced party operate.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” has the meaning set forth in Section 3.01(a)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means The Nasdaq Stock Market, Inc.

“NCBCA” means the North Carolina Business Corporation Act.

“Non-Performing Assets” means (i) non-accrual loans, (ii) accruing loans that are ninety (90) days or more delinquent and (iii) other real estate owned (OREO) assets.

“Oak Hill” has the meaning set forth in Recital B.

“OCC” means the Office of the Comptroller of the Currency.

“OFAC” has the meaning set forth in Section 4.02(m).

“Other Private Placements” has the meaning set forth in Recital C.

“PBGC” has the meaning set forth in Section 4.02(v)(v).

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Previously Disclosed” (i) with regard to any party, means information set forth on its Disclosure Schedule corresponding or responsive to the provision of this Agreement to which such information relates; provided, however, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other provision of this Agreement, (ii) with regard to Granite, includes information publicly disclosed by Granite in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed by it with the SEC, (B) its most recent Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC, or (C) any Current Report on Form 8-K filed or furnished by it to the SEC since January 1, 2011, in each case filed prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature), and (iii) with regard to FNB, includes information publicly disclosed by FNB in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed by it with the SEC or (B) any Current Report on Form 8-K filed or furnished by it to the SEC since January 1, 2011, in each case filed prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).  Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Registration Statement” has the meaning set forth in Section 5.05(a).

“Regulatory Agreement” has the meaning set forth in Section 4.02(q).

“Regulatory Authority” means any federal or state Governmental Authority or authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities (including, without limitation, the Banking Department, the FRB, the FDIC, the OCC, Treasury, and the SEC).

“Representatives” has the meaning set forth in Section 5.08(a).

“Requisite Consents” has the meaning set forth in Section 4.02(e).

“Rights Plan” has the meaning set forth in Section 4.03(ff).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subordinated Debt” has the meaning set forth in Recital E.

“Subsidiary” and “Subsidiaries” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 5.08(d).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 4.02(dd).

“Takeover Provisions” has the meaning set forth in Section 4.02(dd).

“TARP Exchange” has the meaning set forth in Recital D.

“TARP Preferred Stock” has the meaning set forth in Recital D.

“TARP Warrant” has the meaning set forth in Recital D

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, duties, tariffs, imposts, other assessments and other similar fees or similar charges, however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto),the liability for which is imposed by any government or taxing authority, by contractual agreement, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another person, or otherwise including, without limitation, all income, franchises, windfall or other profits, gross receipts, license, property, sales, use, service, service use, capital stock, payroll, employment, social security, disability, severance, workers’ compensation, employer health, unemployment compensation, net worth, excise, withholding, estimated, severance, occupation, customs, duties, fees, ad valorem, property, environmental, stamp, transfer, value added, gains, license, registration, recording and documentation fees or other taxes, custom duties, fees, assessments or charges of any kind whatsoever.

“Tax Return” or “Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, exhibits, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit, collection or reporting of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“Treasury” has the meaning set forth in Recital D.

“Triggering Point” means the later of (i) the time at which FNB has entered into definitive agreements with investors with respect to the full amount of the Other Private Placements or (ii) 5:00 p.m. Eastern Time on May 3, 2011.

“Voting Debt” has the meaning set forth in Section 4.02(c).

ARTICLE II — THE MERGER

Section 2.01                      The Merger.     On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into Granite, and (ii) the separate corporate existence of Merger Sub shall cease and Granite shall survive and continue to exist as a Delaware corporation (Granite, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”).

Section 2.02                      Closing.     Subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at the offices of Arnold & Porter LLP, 555 12th Street, NW, Washington, DC 20004 at 11:00 a.m. on (i) the first Business Day following the fifteenth day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), which date shall not be later than the date specified in Section 7.01(c) hereof or the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such later date, time and location to which the parties may agree in writing.

Section 2.03                      Effective Time of the Merger.     Prior to the Closing, the parties shall prepare, and on the Closing Date Granite shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the DGCL and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL to effectuate the Merger.  The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as FNB and Granite shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04                      Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.05                      Certificate of Incorporation and Bylaws.     The Granite Certificate, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read as set forth on Exhibit A and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.  The Granite Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read as set forth on Exhibit B and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.06                      Directors and Officers.     The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.  Unless otherwise determined by FNB prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 2.07                      Restructuring of the Merger.     FNB may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Granite Stock as provided for in Article III of this Agreement (subject to adjustment as provided in Section 3.04), (ii) adversely affect the tax treatment of the Merger as a reorganization under Section 368(a) of the Code, or (iii) materially impede or delay consummation of the Merger.

ARTICLE III — CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01                      Effect on Capital Stock.     Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)           Granite Stock.

(i)           Each share of Granite Stock issued and outstanding immediately prior to the Effective Time, other than shares of Granite Stock to be cancelled and retired pursuant to Section 3.01(b), shall be converted into the right to receive 3.375 shares (the “Exchange Ratio”) of FNB Common Stock and fractional shares of FNB Common Stock resulting from the calculation of such conversion shall be rounded up to the nearest whole share (the “Merger Consideration”).

(ii)           As of the Effective Time, all such shares of Granite Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of record of a certificate or certificates (“Certificates”) and or non-certificated share(s) represented by book entry (“Book-Entry Shares”) that immediately prior to the Effective

Time represented any such share(s) of Granite Stock shall cease to have any rights with respect thereto, other than to receive any dividend or other distribution with respect to such Granite Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III.

                (b)           Cancellation of Treasury Stock and FNB-Owned Granite Stock.  Each share of Granite Stock that is owned immediately prior to the Effective Time by Granite, FNB, Merger Sub or by any of their respective wholly-owned Subsidiaries, other than shares owned in a fiduciary capacity or as a result of debts previously contracted, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be issued in exchange therefor.

(c)           Outstanding Merger Sub Capital Stock.  Each share of Merger Sub Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)           Outstanding FNB Capital Stock.  Each share of FNB Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

Section 3.02                      Fractional Shares.

Notwithstanding any other provision hereof, no fractional shares of FNB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, such fractional shares shall be rounded up to the nearest whole share and FNB shall issue to each holder of Granite Stock who would otherwise be entitled to a fractional share of FNB Common Stock one additional share of FNB Common Stock.

Section 3.03                      Exchange Procedures.

(a)           Exchange Fund.  As of the Effective Time, FNB shall appoint a commercial bank or trust company or such other party as is reasonably satisfactory to Granite to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares for the Merger Consideration (the “Exchange Agent”).  FNB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Granite Stock, the number of shares of FNB Common Stock that are issuable pursuant to Section 3.01 and Section 3.02.  FNB shall deposit such shares of FNB Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares.  In addition, FNB shall make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.03(c).  Any cash and shares of FNB Common Stock deposited by FNB with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)           Exchange Rules.  Promptly after the Effective Time, FNB shall cause the Exchange Agent to mail to each holder of record of one or more shares of Granite Stock as of immediately prior to the Effective Time: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Granite Stock shall pass, only upon delivery of the corresponding Certificates to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry

Shares, which letter shall be in customary form and have such other provisions as FNB may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates or Book Entry Shares in exchange for the Merger Consideration.  Each holder of shares of Granite Stock that have been converted into a right to receive the Merger Consideration, upon surrender of a Certificate or Book Entry Shares to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) one or more shares of FNB Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested and which shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.01(a)(i) (after taking into account all shares of Granite Stock then held by such holder) and (ii) a check in the amount equal to any cash that such holder has the right to receive pursuant to this ARTICLE III, consisting of any dividends and other distributions pursuant to Section 3.03(c).  No interest will be paid or will accrue on any cash payable pursuant to Section 3.03(c).  In the event of a transfer of ownership of Granite Stock that is not registered in the transfer records of Granite, one or more shares of FNB Common Stock evidencing, in the aggregate, the proper number of shares of FNB Common Stock and a check in the proper amount of any cash with respect to any dividends or other distributions to which such holder is entitled pursuant to Section 3.03(c) may be issued with respect to such Granite Stock, as the case may be, to such a transferee if the Certificate representing such shares of Granite Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

(c)           Distributions with Respect to Unexchanged Shares.  All shares of FNB Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.  No dividends or other distributions declared or made in respect of FNB Common Stock shall be paid to the holder of any shares of Granite Stock until the holder of such shares shall surrender such shares in accordance with this ARTICLE III.  Subject to applicable Law, following surrender of any such shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of FNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions payable in respect of such shares of FNB Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of FNB Common Stock with a record date after the Effective Time but on or prior to the date of such surrender and with a payment date subsequent to such surrender.

(d)           No Further Ownership Rights in Granite Stock.  All shares of FNB Common Stock issued and cash paid upon conversion of shares of Granite Stock in accordance with the terms of this ARTICLE III shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Granite Stock previously represented by such Certificates and/or Book Entry Shares.

(e)           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates and/or Book Entry Shares as of the date six months after the Effective Time shall be delivered to FNB or otherwise on the instruction of FNB, and any holders of the Certificates and/or Book Entry Shares who have not theretofore complied with this ARTICLE III shall thereafter look only to FNB for delivery and payment of the Merger Consideration with respect to the shares of Granite Stock formerly represented thereby to which such holders are entitled pursuant to Section 3.01(a)(i) and any dividends or distributions with respect to shares of FNB Common Stock to which such holders are entitled pursuant to Section 3.03(c).  Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Granite Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of FNB free and clear of any claims or interest of any person previously entitled thereto.

(f)           No Liability.  None of FNB, Merger Sub, Granite, the Surviving Corporation or any Affiliate of any of the foregoing or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official or Governmental Authority pursuant to any applicable abandoned property, escheat or similar law.

(g)           Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by FNB on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the stockholders of Granite pursuant to this ARTICLE III and that if at any time prior to the termination of the Exchange Fund pursuant to Section 3.03(e), the amount of cash included in the Exchange Fund is reduced below the amount necessary to pay any dividends and distributions payable pursuant to Section 3.03(c), FNB shall promptly deposit additional cash into the Exchange Fund sufficient to rectify this deficiency.  Any interest and other income resulting from such investments shall be paid promptly to FNB.

(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by FNB, the posting by such person of a bond in such reasonable amount as FNB may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends and distributions with respect to shares of FNB Common Stock to which the holder is entitled pursuant to Section 3.03(c), in each case with respect to the shares of Granite Stock formerly represented by such lost, stolen or destroyed Certificate.

(i)           Withholding Rights.  Each of the Exchange Agent, FNB and the Surviving Corporation shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Granite Stock or any other equity rights in Granite such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of applicable Law and shall further be entitled to sell FNB Common Stock otherwise payable pursuant to this Agreement to satisfy any such withholding requirement (which FNB Common Stock will be valued with respect to such withholding at the average of the high and low trading prices of FNB Common Stock on the day of such sale). To the extent that amounts are so withheld by the Exchange Agent, FNB or the Surviving Corporation, as the case may be, and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j)           Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of

Granite, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Granite, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

(k)           Stock Transfer Books. The stock transfer books of Granite shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Granite Stock thereafter on the records of Granite.  At or after the Effective Time, any Certificates or Book Entry Shares presented to the Exchange Agent or FNB for any reason shall represent the right to receive the Merger Consideration with respect to the shares of Granite Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.03(c).

Section 3.04                      Anti-Dilution Provisions.     If, between the date hereof and the Effective Time, FNB or Granite undergoes a stock split, stock dividend, extraordinary dividend, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to provide the FNB and Granite stockholders with the same economic effect as contemplated by this Agreement prior to such event.  For the avoidance of doubt, none of the transactions contemplated in the Recitals of this Agreement or the agreements pursuant to which such transactions will be effected, including the Merger, the Primary Investments, the Other Private Placements and the TARP Exchange, shall cause the adjustments described in this Section 3.04.

Section 3.05                      Granite Stock Options.     At the Effective Time, whether or not then exercisable, each outstanding option to purchase shares of Granite Stock under the Granite Stock Plans (each, a “Granite Stock Option”) shall be assumed by FNB.  Each Granite Stock Option assumed by FNB will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including any vesting restrictions), except for administrative changes and changes to which the holder consents, and provided that (i) the number of shares of FNB Common Stock to be subject to such Granite Stock Option shall be equal to the product of the number of shares of Granite Stock subject to the Granite Stock Option immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest whole share and (ii) the exercise price per share of FNB Common Stock shall be equal to the exercise price per share of Granite Stock under the original Granite Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES

Section 4.01                      Disclosure Schedules.     On or prior to the date hereof, Granite has delivered to FNB a schedule and FNB has delivered to Granite a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.02 or Section 4.03 or to one or more of its respective covenants contained in Article V.

Section 4.02                      Representations and Warranties of Granite.     Subject to Section 4.01 and except as Previously Disclosed, Granite hereby represents and warrants to FNB as follows:

(a)           Organization and Authority.  Each of Granite and the Granite Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly licensed or qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where any failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has the corporate or other organizational power and authority to own or lease its properties, rights and assets and to carry on its business as it is now being conducted.  Granite has furnished to FNB correct and complete copies of the articles of incorporation and bylaws (or similar governing documents) as amended through the date of this Agreement for Granite and its Subsidiaries.  Granite is duly registered as a bank holding company under the BHC Act.

(b)           Granite Subsidiaries.  Granite has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (each, a “Granite Subsidiary” and, collectively, the “Granite Subsidiaries”).  Except for the Granite Subsidiaries, Granite does not own beneficially or of record, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, depository institution (as defined in 12. U.S.C. § 1831(c)(1)), business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.  Granite owns, directly or indirectly, all of its interests in each Granite Subsidiary free and clear of any and all Liens.  The deposit accounts of Granite Bank are insured by the FDIC to the fullest extent permitted by the FDIA and the rules and regulations of the FDIC thereunder, and all insurance premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions).  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Granite, threatened.  Granite beneficially owns all of the outstanding capital securities and has sole control of Granite Bank and each of the Granite Subsidiaries.  Granite Bank is a member in good standing of the Federal Home Loan Bank of Atlanta.

(c)           Capitalization.  As of the date hereof, the authorized capital stock of Granite consists of 25,000,000 shares of common stock, par value $1.00 per share (the “Granite Stock”).  As of the close of business on April 25, 2011 (the “Capitalization Date”), there were 15,454,000 shares of Granite Stock outstanding.  Since the Capitalization Date, Granite has not

(i) issued or authorized the issuance of any shares of Granite Stock, or any securities convertible into or exchangeable or exercisable for shares of Granite Stock, (ii) reserved for issuance any shares of Granite Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Granite Stock.  No shares of Granite Stock are reserved for issuance.  All of the issued and outstanding shares of Granite Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  None of the outstanding shares of Granite Stock or other securities of Granite or any of the Granite Subsidiaries was issued, sold or offered by Granite or any Granite Subsidiary in violation of the Securities Act or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Granite may vote (“Voting Debt”) are issued and outstanding.  Section 4.02(c) of the Disclosure Schedule sets forth the following information with respect to each Granite Stock Option under Granite’s 2001 Incentive Stock Option Plan or 1997 Incentive Stock Option Plan (the “Granite Stock Plans”):  (A) the name of the holder of such Granite Stock Options; (B) the number of shares of Granite Stock subject to such Granite Stock Option held by such holder, and, as applicable for each Granite Stock Option, the date of grant, exercise or reference price, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions as of the date of this Agreement, vesting schedule or schedule providing for the lapse of repurchase rights, reacquisition rights or other applicable restrictions, the type of Granite Stock Option and the Granite Stock Plan under which such Granite Stock Options were granted or purchased; and (C) whether, in the case of a Granite Stock Option, such Granite Stock Option is intended to be an incentive stock option (within the meaning of the Code).  Granite has made available to FNB copies of each form of stock option agreement or stock award agreement evidencing outstanding Granite Stock Options, as applicable, and has also delivered any other stock option agreements or stock award agreements to the extent there are variations from the applicable form of agreement (it being understood that differences disclosed pursuant to clauses (A) through (C) of the immediately preceding sentence do not constitute variations for this purpose), specifically identifying the holder(s) to whom such variant forms apply.  As of the date of this Agreement, except for (x) the outstanding Granite Stock Options described in this Section 4.02(c) and listed on Section 4.02(c) of the Disclosure Schedule and (y) as set forth elsewhere in this Section 4.02(c), Granite does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Granite Stock or any other equity securities of Granite or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of Capital Stock of Granite (including any rights plan or agreement).  Each Granite Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Granite Stock Plans pursuant to which it was issued, (ii) has an exercise or reference price equal to or greater than the fair market value of a share of Granite Stock at the close of business on the date of such grant, (iii) has a grant date identical to or following the date on which the Granite Board or compensation committee actually awarded such Granite Stock Option, (iv) otherwise is exempt from or complies with Section 409A of the Code so that the recipient of such Granite Stock Option is not subject to the additional taxes and interest pursuant to Section 409A of the Code and (v) except for disqualifying dispositions, qualifies for the tax and accounting treatment afforded to such Granite Stock Option in Granite’s Tax Returns and Granite’s financial statements, respectively.

(d)           Authorization; No Conflicts; Stockholder Approval.

(i)           Granite has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Subject to the affirmative vote of a majority of the outstanding shares of Granite Stock by the holders of Granite Stock entitled to vote thereon (the “Granite Stockholder Approval”), which is the only stockholder vote required to approve this Agreement (including pursuant to the DGCL, the Granite Certificate, the Granite Bylaws and the NASDAQ Listing Rules), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Granite and the Granite Board prior to the date hereof.  This Agreement has been duly and validly executed and delivered by Granite and, assuming due authorization, execution and delivery by FNB, is the valid and binding obligation of Granite enforceable against Granite in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).

(ii)           The Granite Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger are fair to and in the best interests of Granite’s stockholders and that the other transactions contemplated hereby are in the best interests of Granite’s stockholders, (iii) declaring the Agreement advisable, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of Granite’s stockholders, and (v) resolving to recommend to Granite's stockholders that they adopt this Agreement and approve the Merger (such recommendation, the “Granite Recommendation”), and directing that such matter be submitted for consideration by Granite’s stockholders at the Granite Stockholders Meeting, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(iii)           Neither the execution and delivery by Granite of this Agreement nor the consummation of the transactions contemplated hereby (including the Merger), nor compliance by Granite with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the properties or assets of Granite or any Granite Subsidiary, under any of the terms, conditions or provisions of (1) Granite Certificate or Granite Bylaws (or similar governing documents) or the articles or certificate of incorporation or bylaws (or similar governing documents) of any Granite Subsidiary or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Granite or any of the Granite Subsidiaries is a party or by which it may be bound, or to which Granite or any of the Granite Subsidiaries, or any of the properties or assets of Granite or any of the Granite Subsidiaries may be subject, or (B) subject to receipt of the Requisite Consents, violate any Laws applicable to Granite or any of the Granite Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Required Consents.  No (i) Governmental Consents or approvals of, or filings or registrations with, any Governmental Authority or (ii) consents or approvals of any other third party where the failure to obtain such consent or approval of such third party would reasonably be expected to have a Material Adverse Effect, are required to be made or obtained by Granite or any of its Subsidiaries in connection with the execution, delivery or performance by Granite of this Agreement or to consummate the Merger except for (A) the filing of applications and notices with, or requests for approvals and waivers from, as applicable, Regulatory Authorities, (B) filings with state and federal securities authorities, (C) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to Section 251 of the DGCL, (D) the expiration or termination of the applicable waiting period under the HSR Act; (E) the Granite Stockholder Approval, (F) the third party consents set forth on the Disclosure Schedule under Section 4.02(e), (G) receipt of the approvals as required by Section 6.01(b) and (H) approvals of the FRB, FDIC and the Banking Department as may be required under the Granite Regulatory Orders ((A) through (H) collectively, the “Requisite Consents”).  As of the date hereof, Granite is not aware of any reason relating to Granite why the approvals set forth in Section 6.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.01(b).

(f)           Litigation and Other Proceedings.  There is no pending or, to the Knowledge of Granite, threatened, claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”) against Granite or any Granite Subsidiary or any of its assets, rights or properties which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor is Granite or any Granite Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no Action by Granite or any Granite Subsidiary pending or which Granite or any Granite Subsidiary intends to initiate (other than collection claims in the ordinary course of business).  No director or officer of Granite is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or claim of breach of fiduciary duty as of the date hereof.  There has not been, and to the Knowledge of Granite, there is not pending or contemplated, any investigation by the SEC involving Granite or any current or former director or officer of Granite in his or her capacity as such.

(g)           Financial Statements.  Each of the consolidated balance sheets of Granite and the Granite Subsidiaries and the related consolidated statements of income (loss), statements of stockholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the last five (5) years included in any Granite Report filed with the SEC (the “Granite Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of Granite and the Granite Subsidiaries, (ii) complied, as of their respective date of such filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) present fairly in all material respects the consolidated financial position of Granite and the Granite Subsidiaries at the dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of Granite and the Granite Subsidiaries for the periods stated therein (subject to the absence of notes and normal and recurring year-end audit adjustments not material to the financial condition of Granite and the Granite Subsidiaries in the case of Granite’s unaudited interim financial statements).

               (h)           Reports.  Since December 31, 2007, Granite and each Granite Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with any Governmental Authority (the foregoing, collectively, the “Granite Reports”) and have paid all material fees and assessments due and payable in connection therewith.  As of their respective filing dates, the Granite Reports complied in all material respects with all applicable Laws.  As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Authority with respect to any Granite Report that were enumerated within such report or otherwise were the subject of written correspondence with respect thereto.  Each of the Granite Reports filed with or furnished to the SEC, including the documents incorporated by reference in it, contained all the information required to be included in it when it was filed and, as of the date of such Granite Report, or if amended prior to the date of this Agreement, as of the date of such amendment, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  No executive officer of Granite has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.  Copies of all material Granite Reports not otherwise publicly filed have, to the extent allowed by applicable Law, been made available to FNB by Granite.

(i)           Internal Accounting and Disclosure Controls; Off Balance Sheet Arrangements.

(i)           The records, systems, controls, data and information of Granite and the Granite Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Granite or the Granite Subsidiaries or Granite’s accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Granite (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Granite, including its consolidated Subsidiaries, is made known to the chief executive officer or executive chairman and the chief financial officer of Granite by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Granite’s outside auditors and the audit committee of the Granite Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Granite’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Granite’s internal controls over financial reporting.  As of the date of this Agreement, Granite has no Knowledge of any reason that its outside auditors and its chief executive officer or executive chairman and chief financial officer shall not be able to give the attestations required pursuant to Part 363 of the Federal Deposit Insurance Corporation Improvement Act of 1991, without qualification, when next due.  Since December 31, 2007, (1) neither Granite or any Granite Subsidiary nor, to the Knowledge of Granite, any director, officer, employee, auditor, accountant or representative of Granite or any Granite Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of Granite or any Granite Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Granite or any Granite Subsidiary has engaged in questionable accounting practices, and (2) no attorney representing Granite or any Granite Subsidiary, whether or not employed by Granite or any Granite Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Granite, any Granite Subsidiary or any of their respective officers, directors, employees or agents to the Granite Board or any committee thereof or to any director or officer of Granite or any Granite Subsidiary.

(ii)           There is no transaction, arrangement or other relationship between Granite and any Granite Subsidiary and an unconsolidated or other Affiliated entity that is not reflected in the Granite Financial Statements.

(j)           Risk Management Instruments.  Neither Granite nor any of its Subsidiaries is a party to any material derivative instruments, including swaps, caps, floors or option agreements.

(k)           No Undisclosed Liabilities.  There are no liabilities of Granite or any of the Granite Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities adequately reflected or reserved against in accordance with GAAP in Granite’s audited balance sheet as of December 31, 2010 and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2010 and which have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)           Mortgage Banking Business.  Granite and each of the Granite Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Granite or any Granite Subsidiary has satisfied, in all material respects (i) all Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between

Granite or any of the Granite Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.  No Agency, Loan Investor or Insurer has (x) claimed in writing or orally that Granite or any of the Granite Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Granite or any of the Granite Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (y) imposed in writing material restrictions on the activities (including commitment authority) of Granite or any of the Granite Subsidiaries or (z) indicated in writing to Granite or any of the Granite Subsidiaries that it has terminated or intends to terminate its relationship with Granite or any of the Granite Subsidiaries for poor performance, poor loan quality or concern with respect to Granite’s or any of the Granite Subsidiaries’ compliance with Laws.

(m)           Bank Secrecy Act; Anti-Money Laundering; OFAC; and Customer Information.  Granite is not aware of, has not been advised of, and, to the Knowledge of Granite, has no reason to believe that any facts or circumstances exist that would cause it or any Granite Subsidiary to be deemed to be (i) not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order or regulation issued by the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation or (ii) not operating in compliance in all material respects with the applicable privacy and customer information requirements contained in any federal or state privacy Laws and regulations, including without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder.  Granite is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action.  Granite and each of the Granite Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act, and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(n)           Certain Payments.  Neither Granite nor any of the Granite Subsidiaries, nor any directors, officers, nor to the Knowledge of Granite, employees or any of their Affiliates or any other Person who to the Knowledge of Granite is associated with or acting on behalf of Granite or any of the Granite Subsidiaries has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any Law to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for Granite or any of the Granite Subsidiaries, (B) to pay for favorable treatment for business secured by Granite or any of the Granite Subsidiaries, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of Granite or any of the Granite Subsidiaries or (ii) established or maintained any fund or asset with respect to Granite or any of the Granite Subsidiaries that was required by Law or GAAP to have been recorded and was not recorded in the books and records of Granite or any of the Granite Subsidiaries.

(o)           Absence of Certain Changes.  Since December 31, 2010 and except as Previously Disclosed, (i) Granite and the Granite Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business, (ii) neither Granite nor any Granite Subsidiary has issued any securities (other than Granite Stock and Granite Stock Options and other equity-based awards issued prior to the date of this Agreement pursuant to Granite Benefit Plans and reflected in Section 4.02(c)) or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (iii) Granite has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its Capital Stock, (iv) no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (v) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of Granite or any Granite Subsidiary or, to the Knowledge of Granite, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which Granite or any Granite Subsidiary is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)           Compliance with Laws.  Granite and each Granite Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of Granite and each Granite Subsidiary.  Granite and each Granite Subsidiary have complied in all material respects with all, and (i) are not in default or violation in any respect of, (ii) are not under investigation with respect to, and (iii) have not been threatened to be charged with or given notice of any material violation of any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Authority (each, a “Law”), other than such noncompliance, defaults, violations or investigations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except for statutory or regulatory restrictions of general application, the Order to Cease and Desist by the FDIC and the Banking Department dated August 27, 2009, and the Memorandum of Understanding with the FRB dated November 11, 2009 (together, the “Granite Regulatory Orders”), no Governmental Authority has placed any material restriction on the business or properties of Granite or any of the Granite Subsidiaries.  As of the date hereof, Granite Bank has a Community Reinvestment Act rating of “satisfactory” or better and Granite has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Granite Bank having its current rating lowered.

(q)           Agreements with Regulatory Agencies.  Except for the Granite Regulatory Orders, (i) Granite and the Granite Subsidiaries (A) are not subject to any cease-and-desist or other similar order or enforcement action issued by, (B) are not a party to any written agreement, consent agreement or memorandum of understanding with, (C) are not a party to any commitment letter or similar undertaking with, and (D) are not subject to any capital directive by any Governmental Authority, and (ii) since December 31, 2010, each of Granite and the Granite Subsidiaries has not adopted any board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has Granite nor any of the Granite Subsidiaries been advised since December 31, 2010 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  Granite and the Granite Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which they are party or subject, and Granite and the Granite Subsidiaries have not received any notice from any Governmental Authority indicating that either Granite or any of the Granite Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(r)           Contracts.  Granite has Previously Disclosed or provided (by hard copy, electronic data room or otherwise) to FNB or its Representatives true, correct and complete copies of each of the following to which Granite or any Granite Subsidiary is a party or to which the property, assets or business of Granite or any of its Subsidiaries is subject (each, a “Granite Material Contract”):

(i)           any contract or agreement relating to indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing, but in any event excluding trade payables, securities transactions and brokerage agreements arising in the ordinary course of business, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $100,000, except for those issued in the ordinary course of business;

(ii)           any contract or agreement that constitutes a collective bargaining or other arrangement with any labor union;

(iii)           any contract or agreement that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;

(iv)           any lease or agreement under which Granite or any of the Granite Subsidiaries is lessee of, or holds or operates, any property owned by any other Person with annual rent payments in excess of $100,000;

(v)           any lease or agreement under which Granite or any of the Granite Subsidiaries is lessor of, or permits any Person to hold or operate, any property owned or controlled by Granite or any of the Granite Subsidiaries;

(vi)           any contract or agreement limiting, in any material respect, the ability of Granite or any of the Granite Subsidiaries to engage in any line of business or to compete, whether by restricting territories, customers or otherwise, or in any other material respect, with any Person;

(vii)           any settlement, conciliation or similar agreement, the performance of which will involve payment after the Effective Time of consideration in excess of $100,000;

(viii)           any contract or agreement that relates to Intellectual Property Rights (other than a license granted to Granite for commercially available software licensed on standard terms with a total replacement cost of less than $100,000);

(ix)           any contract or agreement that concerns the sale or acquisition of any material portion of Granite’s business;

                                (x)           any alliance, cooperation, joint venture, shareholders, partnership or similar agreement involving a sharing of profits or losses relating to Granite or any Granite Subsidiary;

(xi)           any contract or agreement involving annual payments in excess of $100,000 that cannot be cancelled by Granite or a Granite Subsidiary without penalty or without more than 90 days’ notice;

(xii)           any material hedge, collar, option, forward purchasing, swap, derivative or similar agreement, understanding or undertaking;

(xiii)           any contract or agreement with respect to the employment or service of any current or former directors, officers, employees or consultants of Granite or any of the Granite Subsidiaries other than, with respect to non-executive employees and consultants, in the ordinary course of business;

(xiv)           any contract or agreement containing any (x) non-competition or exclusive dealing obligations or other obligation which purports to limit or restrict in any respect the ability of Granite or any Granite Subsidiary to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Granite or the Granite Subsidiaries is or can be conducted, or (y) right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Granite or any of the Granite Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; and

(xv)           any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the Merger.

Each Granite Material Contract (A) is legal, valid and binding on Granite and the Granite Subsidiaries which are a party to such contract, (B) is in full force and effect and enforceable in accordance with its terms and (C) will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects following the consummation of Merger, except in the cases of (B) and (C) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.  Neither Granite nor any of the Granite Subsidiaries, nor to the Knowledge of Granite, any other party thereto is in material violation or default under any Granite Material Contract.  No benefits under any Granite Material Contract will be increased, and no vesting of any benefits under any Granite Material Contract will be accelerated, by the occurrence of the Merger, nor will the value of any of the benefits under any Granite Material Contract be calculated on the basis of any of the transactions contemplated by this Agreement.  Granite and the Granite Subsidiaries, and to the Knowledge of Granite, each of the other parties thereto, have performed in all material respects all material obligations required to be performed by them under each Granite Material Contract, and to the Knowledge of Granite, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the Granite Material Contracts.

(s)           Insurance.  Granite and each of the Granite Subsidiaries are presently insured, and have been insured for at least the past five years, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  All of the policies, bonds and other arrangements providing for the foregoing (the “Granite Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by Granite or any of the Granite Subsidiaries under any of Granite Insurance Policies or, to the Knowledge of Granite, by any other party to Granite Insurance Policies.  Neither Granite nor any of the Granite Subsidiaries has received any written notice of cancellation or non-renewal of any Granite Insurance Policy nor, to the Knowledge of Granite, is the termination of any such policies threatened in writing by the insurer, and there is no material claim for coverage by Granite or any of the Granite Subsidiaries pending under any of such Granite Insurance Policies as to which coverage has been denied or disputed by the underwriters of such Granite Insurance Policies or in respect of which such underwriters have reserved their rights.

(t)           Title.  Granite and the Granite Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by Granite or any Granite Subsidiary.  Any real property and facilities held under lease by Granite or the Granite Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by Granite or the Granite Subsidiaries.

(u)           Intellectual Property Rights.  Granite and the Granite Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) used in or necessary to conduct their businesses as conducted on the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Granite, no product or service of Granite or the Granite Subsidiaries infringes the Intellectual Property Rights of others.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Granite and the Granite Subsidiaries have not received notice of any claim being made or brought, or, to the Knowledge of Granite, being threatened, against Granite or any of the Granite Subsidiaries regarding (i) their Intellectual Property Rights, or (ii) the products or services of Granite or the Granite Subsidiaries infringing the Intellectual Property Rights of others.  To the Knowledge of Granite, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing claims.  The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of Granite and the Granite Subsidiaries (the “Granite IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business of Granite and the Granite Subsidiaries.  To the Knowledge of Granite, no person has gained unauthorized access to the Granite IT Assets.  Granite and the Granite Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Granite and the Granite Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information.  Granite and the Granite Subsidiaries have complied in all material respects with all internet domain name registrations and other requirements of internet domain registrars concerning internet domain names that are used in and material to the business.

(v)           Employee Benefits.

(i)           Section 4.02(v)(i) of the Disclosure Schedule sets forth a correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all stock purchase, stock option, severance, employment or consulting, loan, change-in-control, fringe benefit, vacation, bonus, retention, incentive compensation, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (A) any current or former employee, officer, director or consultant of Granite or any of its Subsidiaries (the “Granite Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by Granite or any of its Subsidiaries or (B) Granite or any of its Subsidiaries has any present or future material liability or obligation, contingent or otherwise.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Granite Benefit Plans.”

(ii)           With respect to each Granite Benefit Plan, Granite has provided to FNB a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) the Granite Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such Granite Benefit Plan and related documents); (B) the most recent determination or opinion letter, if applicable; (C) any summary plan description and other material written communications, other than individual pension benefit statements provided in accordance with Section 105 of ERISA, (or a description of any oral communications) by Granite or any of its Subsidiaries to Granite Employees or other beneficiaries concerning the extent of the benefits provided under a Granite Benefit Plan; (D) a summary of any proposed material amendments or material changes anticipated by Granite to be made to the Granite Benefit Plans at any time within the twelve months immediately following the date hereof, excluding any amendments or changes contemplated by this Agreement or required by Law;

(E) all material communications to or from the IRS or any other Governmental Authority relating to each Granite Benefit Plan; and (F) for the three most recent years (x) the Form 5500 and attached schedules, (y) audited financial statements and (z) actuarial valuation reports.

(iii)           (A) Each Granite Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Laws; (B) each Granite Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any Granite Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no Granite Benefit Plan is the subject of any pending correction or application under EPCRS; (C) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by Granite or any of its Subsidiaries with respect to any Granite Benefit Plan that has or is expected to result in any material liability; (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Granite or any of its Subsidiaries; (E) except as expressly contemplated by this Agreement, there is no present intention by Granite that any Granite Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to Granite or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by Law) under any Granite Benefit Plan at any time within the twelve months immediately following the date hereof; (F) Granite and its Subsidiaries have not incurred any current or projected liability under any Granite Benefit Plan (or any other plan or arrangement to which Granite or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Granite or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Laws; (G) each of the Granite Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (H) no Granite Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code; and (I) all contributions required to have been made under the terms of any Granite Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all obligations in respect of each Granite Benefit Plan have been properly accrued and reflected in the Granite Financial Statements.

(iv)           Neither Granite nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten years has maintained or contributed to, an employee benefit plan that is a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Title IV or Section 302, 303, 304 or 305 of ERISA or Section 412, 430, 431 or 432 of the Code, or a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(v)           With respect to any Granite Benefit Plan, (A) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Granite, threatened, (B) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, (C) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Authority are pending, in progress or, to the Knowledge of Granite, threatened (including, without limitation, any routine requests for information from the PBGC), and (D) there is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any Granite Benefit Plan or any fiduciary thereof (other than rules of general applicability).  None of the assets of Granite, any of its Subsidiaries, or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(vi)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (A) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of Granite or any of its Subsidiaries from Granite or any of its Subsidiaries under any Granite Benefit Plan or otherwise, (B) any increase in compensation or benefits otherwise payable under any Granite Benefit Plan, (C) any acceleration of the time of payment or vesting of any such benefits, (D) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (E) except as otherwise provided in this Agreement, any limitation on the right of Granite or any of its Subsidiaries to (1) amend, merge or terminate any Granite Benefit Plan or related trust or (2) receive a reversion of assets from any Granite Benefit Plan or related trust, (F) the renewal or extension of the term of any agreement regarding the compensation of any Granite Employee, or (G) any payments under any of the Granite Benefit Plans or otherwise which would not be deductible under Section 280G of the Code.  Except as otherwise provided in this Agreement, neither Granite nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any Granite Benefit Plan or resulted, or will result, in any limitation on the right of Granite or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Granite Benefit Plan or related trust.

(vii)           Each Granite Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS.  No compensation payable by Granite or any of its Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(viii)           Neither Granite nor its Subsidiaries are subject to Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009.

(ix)           No Granite Benefit Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(x)           All workers’ compensation benefits paid or payable to any Granite Employee are fully insured by a third party insurance carrier.

                                (xi)           No Granite Benefit Plan subject to Section 105(h) of the Code, Section 2716 of the Public Health Service Act, or (to the extent it incorporates Section 2716 of the Public Health Service Act) Section 9815 of the Code or Section 715 of ERISA, to the Knowledge of Granite, has failed to comply with the requirements thereof.

(xii)           Each Person who performs services for Granite or any of its Subsidiaries, has been, and is, properly classified by Granite or its Subsidiary, as applicable, as an employee or independent contractor.

                (w)           Environmental Laws.  Granite and the Granite Subsidiaries (i) are in compliance with any and all Environmental Laws, (ii) have received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct their business, (iii) are in compliance with all terms and conditions of any such permit, license or approval, (iv) have not owned or operated any property that has been contaminated with any Hazardous Substance that would reasonably be expected to result in liability pursuant to any Environmental Law, (v) to the Knowledge of Granite, are not liable for Hazardous Substance disposal or contamination on any third party property, (vi) have not received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law and (vii) are not subject to any circumstances or conditions that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property in connection with any Environmental Law, except where, in each of the foregoing clauses, the failure to so comply would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                (x)           Taxes.

(i)           All income and other material Tax Returns required to be filed by, or on behalf of, Granite or the Granite Subsidiaries have been timely filed, or will be timely filed, or a proper extension of the required time for filing has been or will be obtained, in accordance with all Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects.  The Granite and the Granite Subsidiaries have timely paid all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, have made adequate provisions in accordance with GAAP.  There are no Liens with respect to Taxes upon any of the assets or properties of either Granite or the Granite Subsidiaries other than with respect to Taxes not yet due and payable.

(ii)           No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Granite or the

Granite Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of Granite or the Granite Subsidiaries.  To the Knowledge of Granite, no written claim has ever been made by any Governmental Authority in a jurisdiction where neither Granite nor any of the Granite Subsidiaries files Tax Returns that Granite or any of the Granite Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii)           Neither Granite nor the Granite Subsidiaries (A) are or have ever been a member of an affiliated group (other than a group the common parent of which is Granite) filing a joint, combined or consolidated Tax Return or (B) have any liability for Taxes of any Person (other than Granite or any of the Granite Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(iv)           None of Granite or the Granite Subsidiaries are party to, are bound by or have any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(v)           None of Granite or the Granite Subsidiaries have been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(vi)           All material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to Granite or the Granite Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, other than Taxes being contested in good faith and for which adequate reserves have been made in Granite's Financial Statements.  Granite and Granite’s Subsidiaries have complied with all applicable information reporting requirements in all material respects.

(vii)           No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Granite or Granite’s Subsidiaries.  Neither Granite nor any of the Granite Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations that is still in effect with respect to, or any extension of a period for the assessment of, any Tax.

(viii)           To the Knowledge of Granite, neither Granite nor any of the Granite Subsidiaries has engaged in any “listed transaction” as defined in  Section 6707A(c)(2) of the Code and the regulations thereunder as a principal, as a material advisor or otherwise.

(ix)           Except as may result from the transactions contemplated by this Agreement, including without limitation the transactions described in the Recitals hereto, none of the net operating loss carryforwards, unrealized built-in losses, tax credits, or capital loss carryforwards for U.S. federal income tax purposes of Granite or any Granite Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code or Treasury Regulations Section 1.1502-15 or -21 or otherwise.

(x)           Granite is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

 (y)           Labor.

(i)           Employees of Granite and the Granite Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of Granite or any Granite Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Granite, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years.  There are no strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of Granite, threatened against or involving Granite or any Granite Subsidiary, nor have there been for the last three years.

(ii)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Granite and the Granite Subsidiaries are in compliance with all (i) federal and state Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment and workers’ compensation and (ii) obligations of Granite and the Granite Subsidiaries, as applicable, under any employment agreement, severance agreement or any similar employment related agreement or understanding.

(iii)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no charge or complaint pending or, to the Knowledge of Granite, threatened before any Governmental Authority alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by Granite or any Granite Subsidiary.

(z)           Brokers and Finders.  Except for Keefe, Bruyette & Woods, Inc., and the fees payable thereto (which fees are to be paid by Granite), neither Granite nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Granite in connection with this Agreement or the Merger.  Copies of Granite’s agreements with Keefe, Bruyette & Woods, Inc. have been made available to FNB.

(aa)           Loan Portfolio.  The characteristics of the loan portfolio of Granite Bank have not materially and adversely changed from the characteristics of the loan portfolio as of December 31, 2010.

(bb)           Investment Company Status.  Granite is not, and upon consummation of the transactions contemplated by this Agreement will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(cc)           Affiliate Transactions.  No officer, director, five percent (5%) shareholder or other Affiliate of Granite (or any Granite Subsidiary), or any individual who, to the Knowledge of Granite, is related by marriage or adoption to or shares the same home as any such Person, or any entity which, to the Knowledge of Granite, is controlled by any such Person is a party to any contract or transaction with Granite (or any Granite Subsidiary) which pertains to the business of Granite (or any Granite Subsidiary) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of Granite (or any Granite Subsidiary).  The foregoing representation and warranty does not cover deposits at Granite (or any Granite Subsidiary) or extensions of credit of $100,000 or less made in the ordinary course of business in compliance with Regulation O and other applicable Law.

(dd)           Anti-Takeover Provisions Not Applicable.  The Granite Board has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of the Merger will be exempt from any anti-takeover or similar provisions of the Granite Certificate or Granite Bylaws (the “Takeover Provisions”) and Section 203 of the DGCL and any other provisions of any applicable “moratorium,” “control share,” “fair price,” “interested shareholder” or other anti-takeover Laws and regulations of any jurisdiction (collectively, “Takeover Laws”).

(ee)           Knowledge of Conditions.  As of the date of this Agreement, each of Granite and the Granite Subsidiaries knows of no reason why any Requisite Consent will not be obtained, provided, however, that neither Granite nor any of the Granite Subsidiaries makes any representation or warranty with respect to the management, capital or ownership structure of FNB or any of its Affiliates.

(ff)           Opinion of Financial Advisor.  Granite has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Granite Stock, signed copies of which will be delivered for informational purposes to FNB as soon as practicable after the date of this Agreement.

(gg)           ALLL.  As of December 31, 2010, management of Granite reasonably believed that Granite’s ALLL was in compliance in all material respects with Granite’s existing methodology for determining its ALLL as well as the standards established by the Financial Accounting Standards Board, and such methodology is not inconsistent with the guidelines on ALLL issued by the FRB.

Section 4.03                      Representations and Warranties of FNB and Merger Sub. Subject to Section 4.01 and except as Previously Disclosed, each of FNB and Merger Sub hereby represent and warrant to Granite as follows:

(a)           Organization, Existence and Authority.  FNB is a corporation duly organized and validly existing under the laws of the State of North Carolina.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of FNB and Merger Sub is duly qualified to do business and is in good standing under the laws of any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has the corporate or other organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted.  FNB is registered as a bank holding company under the BHC Act.  FNB Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States.  The deposit accounts of FNB Bank are insured by the FDIC to the fullest extent permitted by law and FNB Bank is a member in good standing of the Federal Home Loan Bank of Atlanta.

(b)           FNB Subsidiaries.  FNB does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, depository institution (as defined in 12. U.S.C. § 1831(c)(1)), business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.  FNB owns, directly or indirectly, all interests in its Subsidiaries free and clear of any and all Liens.  The deposit accounts of FNB Bank are insured by the FDIC to the fullest extent permitted by the FDIA and the rules and regulations of the FDIC thereunder, and all insurance premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions).  No proceedings for the revocation or termination of such deposit insurance are pending, or to the Knowledge of FNB, threatened.  FNB beneficially owns all of the outstanding capital securities and has sole control of FNB Bank.

(c)           Capitalization.

(i)           The authorized capital stock of FNB consists of (i) 200,000 shares of FNB Preferred Stock, $10.00 par value, 51,500 of which has been designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A,” and (ii) 150,000,000 shares of FNB Common Stock, par value $2.50 per share.  As of the close of business on the Capitalization Date, there were 11,424,390 shares of FNB Common Stock outstanding and 51,500 shares of FNB Preferred Stock outstanding.  In addition, Treasury holds a warrant, dated February 13, 2009, to purchase 2,207,143 shares of FNB Common Stock at an exercise price of $3.50 per share.  Since the Capitalization Date and through the date of this Agreement, except in connection with the transactions contemplated hereby, including the transactions described in the Recitals, FNB has not (i) issued or authorized the issuance of any shares of FNB Capital Stock, or any securities convertible into or exchangeable or exercisable for shares of FNB Capital Stock, (ii) reserved for issuance any shares of FNB Capital Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of FNB Capital Stock.  As of the close of business on the Capitalization Date, other than in respect of the TARP Warrant and awards outstanding under or pursuant to the FNB Benefit Plans in respect of which an aggregate of 1,235,276 shares of FNB Common Stock have been reserved for issuance, no shares of FNB Capital Stock were reserved for issuance.  All of the issued and outstanding shares of FNB Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  None of the outstanding shares of FNB Capital Stock or other securities of FNB or any of its Subsidiaries was issued, sold or offered by FNB or any of its Subsidiaries in violation of the

Securities Act or the securities or blue sky laws of any state or jurisdiction, or any applicable securities laws in the relevant jurisdictions outside of the United States.  No Voting Debt of FNB is issued and outstanding.  As of the close of business on the Capitalization Date, except as set forth elsewhere in this Section 4.03(c) and for the TARP Warrant and 366,542 FNB Stock Options outstanding, FNB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of FNB Capital Stock or any other equity securities of FNB or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of FNB Capital Stock (including any rights plan or agreement).  Each FNB Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the FNB United Corp. 1993 Stock Compensation Plan or the FNB United Corp. 2003 Stock Compensation Plan (the “FNB Stock Plans”), as applicable, (ii) has an exercise or reference price equal to or greater than the fair market value of a share of FNB Common Stock at the close of business on the date of such grant, (iii) has a grant date identical to or following the date on which the FNB Board or compensation committee actually awarded such FNB Stock Option, (iv) otherwise is exempt from or complies with Section 409A of the Code so that the recipient of such FNB Stock Option is not subject to the additional taxes and interest pursuant to Section 409A of the Code and (v) except for disqualifying dispositions, qualifies for the tax and accounting treatment afforded to such FNB Stock Option in FNB’s Tax Returns and FNB’s financial statements, respectively.

(ii)           The authorized capital stock of Merger Sub consists of 100 shares of common Stock, par value $0.001 per share, of which 100 shares are issued and outstanding.  All of the outstanding shares of Merger Sub common stock are owned of record and beneficially by FNB.

(iii)           The shares of FNB Common Stock to be issued in exchange for shares of Granite Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be listed on a NASDAQ stock market, will have the same rights as every other share of FNB Common Stock and will not be subject to preemptive rights.

(d)           Authorization; No Conflicts; Shareholder Approval.

(i)           Each of FNB and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby.  Subject to (1) the written consent of FNB as sole stockholder of Merger Sub and (2) the FNB Shareholder Approval, which is the only vote of FNB shareholders required to perform this Agreement (including pursuant to the NCBCA, the FNB Articles, the FNB Bylaws and the NASDAQ Listing Rules), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the part of FNB, Merger Sub and their respective boards of directors prior to the date hereof.  This Agreement has been duly and validly executed and delivered by FNB and Merger Sub and, assuming due authorization, execution and delivery by Granite, is the valid and binding obligation of FNB and Merger Sub enforceable against FNB and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).

(ii)           The FNB Board, at a meeting duly called and held, by the unanimous vote of the directors present at such meeting, duly adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) determining that the terms of the Merger are fair to and in the best interests of FNB’s shareholders and that the other transactions contemplated hereby are in the best interests of FNB’s shareholders, (iii) declaring the Agreement advisable, and (iv) recommending to FNB's shareholders that they approve the issuance of the shares of FNB Common Stock in the Merger (such recommendation, the “FNB Recommendation”), and directing that such matter be submitted for consideration by FNB’s shareholders at the FNB Shareholders Meeting, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.  The approval of this Agreement and the Merger described in the previous sentence is sufficient under Article IX, Paragraph (b) of the Company’s articles of incorporation to cause Article IX, Paragraph (a) of the Company’s articles of incorporation to be inapplicable to the Granite Merger.

(iii)           Neither the execution and delivery by FNB or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby (including the Merger), nor compliance by FNB or Merger Sub with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the properties or assets of FNB or any of its Subsidiaries, under any of the terms, conditions or provisions of (1) FNB Articles or FNB Bylaws (or similar governing documents) or the articles or certificate of incorporation or bylaws (or similar governing documents) of any FNB Subsidiary or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party or by which it may be bound, or to which FNB or any of its Subsidiaries, or any of the properties or assets of FNB or any of its Subsidiaries may be subject, or (B) subject to receipt of the Requisite Consents and the FNB Shareholder Approval, violate any Laws applicable to FNB or any of its Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Required Consents. No Governmental Consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FNB, Merger Sub or any of its other Subsidiaries in connection with the execution, delivery or performance by FNB and Merger Sub of this Agreement or to consummate the Merger except for (A) the filing of applications or notices, as applicable, with the federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to Section 251 of the DGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of FNB Common Stock in the Merger; (E) the expiration or termination of the applicable waiting period under the HSR Act; (F) receipt of the approvals as required by Section 6.01(b)and (e); (G) approvals of the FRB and OCC as required under the FNB Regulatory Orders; and (H) the FNB Shareholder Approval.  As of the date hereof, FNB is not aware of any reason why the approvals required by Section 6.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.01(b).

                (f)           Litigation and Other Proceedings.  There is no pending or, to the Knowledge of FNB, threatened Action against FNB or any of its Subsidiaries or any of its assets, rights or properties which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNB and its Subsidiaries, taken as a whole, nor is FNB or any of its Subsidiaries a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality which, if adversely determined would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no Action by FNB or any FNB Subsidiary pending or which FNB or any FNB Subsidiary intends to initiate (other than collection claims in the ordinary course of business).  No director or officer of FNB is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or claim of breach of fiduciary duty as of the date hereof.  There has not been, and to the Knowledge of FNB, there is not pending or contemplated, any investigation by the SEC involving FNB or any current or former director or officer of FNB in his or her capacity as such.

(g)           Financial Statements.  Each of the consolidated balance sheets of FNB and its Subsidiaries and the related consolidated statements of income (loss), statements of shareholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the last five (5) years included in any FNB Report filed with the SEC (the “FNB Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of FNB and its Subsidiaries, (ii) complied, as of their respective date of such filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) present fairly in all material respects the consolidated financial position of FNB and its Subsidiaries at the dates and the consolidated results of operations, changes in shareholders’ equity and cash flows of FNB and its Subsidiaries for the periods stated therein (subject to the absence of notes and normal and recurring year-end audit adjustments not material to the financial condition of FNB and its Subsidiaries in the case of FNB’s unaudited interim financial statements).

(h)           Reports.  Since December 31, 2007, FNB and each of its Subsidiaries have filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with any Governmental Authority (the foregoing, collectively, the “FNB Reports”) and have paid all material fees and assessments due and payable in connection therewith.  As of their respective filing dates, the FNB Reports complied in all material respects with all applicable Laws.  As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Authority with respect to any FNB Report that were enumerated within such report or otherwise were the subject of written correspondence with respect thereto.  Each of the FNB Reports filed or furnished with the SEC, including the documents incorporated by reference in it, contained all the information required to be included in it when it was filed and, as of the date of such FNB Report, or if amended prior to the date of this Agreement, as of the date of such amendment, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  No executive officer of FNB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.  Copies of all material FNB Reports not otherwise publicly filed have, to the extent allowed by applicable Law, been made available to Granite by FNB.

(i)           Internal Accounting and Disclosure Controls; Off Balance Sheet Arrangements.

(i)           The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  FNB (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) to ensure that material information relating to FNB, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of FNB by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to FNB’s outside auditors and the audit committee of the FNB Board (y) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect FNB’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in FNB’s internal controls over financial reporting.  As of the date hereof, FNB has no Knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification (except to extent expressly permitted by such rules and regulations), when next due.  Since December 31, 2007, (1) neither FNB or any of its Subsidiaries nor, to the Knowledge of FNB, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting practices, and (2) no attorney representing FNB or any of its Subsidiaries, whether or not employed by FNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNB, any FNB Subsidiary or any of their respective officers, directors, employees or agents to the FNB Board or any committee thereof or to any director or officer of FNB or any FNB Subsidiary.

(ii)           There is no transaction, arrangement or other relationship between FNB and any FNB Subsidiary and an unconsolidated or other Affiliated entity that is not reflected in the FNB Financial Statements.

                (j)           Risk Management Instruments.  All material derivative instruments, including swaps, caps, floors and option agreements entered into for FNB’s or any of its Subsidiaries’ own account were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with all applicable Laws and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FNB or its Subsidiaries, as applicable, enforceable in accordance with its terms.  Neither FNB nor, to the Knowledge of FNB, any other party thereto is in breach of any of its material obligations under any such agreement or arrangement.

(k)           No Undisclosed Liabilities.  There are no liabilities of FNB or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (i) liabilities adequately reflected or reserved against in accordance with GAAP in FNB’s audited balance sheet as of December 31, 2010 and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2010 and which have not had  or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)           Mortgage Banking Business.  FNB and each of its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by FNB or any of its Subsidiaries has satisfied, in all material respects (i) all Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between FNB or any of its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.  No Agency, Loan Investor or Insurer has (x) claimed in writing that FNB or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by FNB or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (y) imposed in writing material restrictions on the activities (including commitment authority) of FNB or any of its Subsidiaries or (z) indicated in writing to FNB or any of its Subsidiaries that it has terminated or intends to terminate its relationship with FNB or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to FNB’s or any of its Subsidiaries’ compliance with Laws.

(m)           Bank Secrecy Act; Anti-Money Laundering; OFAC; and Customer Information.  Neither FNB nor Merger Sub are aware of, have been advised of, or, to the Knowledge of FNB, have any reason to believe that any facts or circumstances exist that would cause FNB or any of its Subsidiaries to be deemed to be (i) not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order or regulation issued by OFAC, or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation or (ii) not operating in compliance in all material respects with the applicable privacy and customer information requirements contained in any federal or state privacy Laws and regulations, including without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder.  FNB is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action.  FNB and each of the FNB Subsidiaries, other than Merger Sub, have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act, and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(n)           Certain Payments.  Neither FNB nor any of its Subsidiaries, nor any directors, officers, nor to the Knowledge of FNB, employees or any of their Affiliates or any other Person who to the Knowledge of FNB is associated with or acting on behalf of FNB or any of its Subsidiaries has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any Law to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for FNB or any of its Subsidiaries, (B) to pay for favorable treatment for business secured by FNB or any of its Subsidiaries, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of FNB or any of its Subsidiaries or (ii) established or maintained any fund or asset with respect to FNB or any of its Subsidiaries that was required by Law or GAAP to have been recorded and was not recorded in the books and records of FNB or any of its Subsidiaries.

(o)           Absence of Certain Changes.  Since December 31, 2010, (i) FNB and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business, (ii) neither FNB nor any of its Subsidiaries has issued any securities (other than FNB Common Stock and FNB Stock Options and other equity-based awards issued prior to the date of this Agreement pursuant to any FNB equity incentive plans) or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (iii) FNB has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its Capital Stock, (iv) no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to FNB and its Subsidiaries, taken as a whole, and (v) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of FNB or any of its Subsidiaries or, to the Knowledge of FNB, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which FNB or any of its Subsidiaries is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)           Compliance with Laws.  FNB and each of its Subsidiaries have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all material filings, applications and registrations with, Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of FNB and each of its Subsidiaries.  FNB and each of its Subsidiaries have complied in all material respects with all, and (i) are not in default or violation in any respect of, (ii) are not under investigation with respect to, and (iii) have not been threatened to be charged with or given notice of any material violation of, any applicable Law, other than such noncompliance, defaults, violations or investigations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except for statutory or regulatory restrictions of general application, restrictions applicable to recipients of funds under the Troubled Asset Relief Program, the written agreement of FNB with the FRB entered into on October 21, 2010, the Consent Order issued to FNB Bank by the OCC on July 22, 2010, and the Prompt Corrective Action Notice issued to FNB Bank by the OCC on November 1, 2010 (together, the “FNB Regulatory Orders”), no Governmental Authority has placed any material restriction on the business or properties of FNB or any of its Subsidiaries.  As of the date hereof, FNB Bank has a Community Reinvestment Act rating of “satisfactory” or better and FNB has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in FNB Bank having its current rating lowered.

(q)           Agreements with Regulatory Agencies.  Except for the FNB Regulatory Orders, (i) FNB and its Subsidiaries (A) are not subject to any cease-and-desist or other similar order or enforcement action issued by, (B) are not a party to any written agreement, consent agreement or memorandum of understanding with, (C) are not a party to any commitment letter or similar undertaking with, and (D) are not subject to any capital directive by, any Governmental Authority, and (ii) since December 31, 2010, neither FNB or any of its Subsidiaries has entered into any Regulatory Agreement, nor has FNB or any of its Subsidiaries been advised since December 31, 2010 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  FNB and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which they are party or subject, and FNB and its Subsidiaries have not received any notice from any Governmental Authority indicating that either FNB or any of its Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(r)           Material Contracts.  Each contract or agreement of the nature set forth in Section 4.02(r)(i) through (xv) (substituting a threshold of $250,000) to which FNB or any FNB Subsidiary is a party or to which the property, assets or business of FNB or such Subsidiary is subject (each, a “FNB Material Contract”) (A) is legal, valid and binding on FNB and the FNB Subsidiaries which are a party to such contract, (B) is in full force and effect and enforceable in accordance with its terms and (C) will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects following the consummation of Merger, except in the cases of (B) and (C) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.  Neither FNB nor any of its Subsidiaries, nor to the Knowledge of FNB, any other party thereto is in material violation or default under any FNB Material Contract.  No benefits under any FNB Material Contract will be increased, and no vesting of any benefits under any FNB Material Contract will be accelerated, by the occurrence of the Merger, nor will the value of any of the benefits under any FNB Material Contract be calculated on the basis of any of the transactions contemplated by this Agreement.  FNB and its Subsidiaries, and to the Knowledge of FNB, each of the other parties thereto, have performed in all material respects all material obligations required to be performed by them under each FNB Material Contract, and to the Knowledge of FNB, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the FNB Material Contracts.

(s)           Insurance.  FNB and each of its Subsidiaries are presently insured, and have been insured for at least the past five years, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  All of the policies, bonds and other arrangements providing for the foregoing (the “FNB Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no material breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a material breach or default) by FNB or any of its Subsidiaries under any of FNB Insurance Policies or, to the Knowledge of FNB, by any other party to FNB Insurance Policies.  Neither FNB nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any FNB Insurance Policy nor, to the Knowledge of FNB, is the termination of any such policies threatened in writing by the insurer, and there is no material claim for coverage by FNB or any of its Subsidiaries pending under any of such FNB Insurance Policies as to which coverage has been denied or disputed by the underwriters of such FNB Insurance Policies or in respect of which such underwriters have reserved their rights.

(t)           Title.  FNB and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all material personal property owned by them, in each case free and clear of all Liens, except for Liens which do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by FNB or any of its Subsidiaries.  Any real property and facilities held under lease by FNB or its Subsidiaries are valid, subsisting and enforceable leases with such exceptions that are not material and do not interfere with the use made and proposed to be made of such property and facilities by FNB or its Subsidiaries.

(u)           Intellectual Property Rights.  FNB and its Subsidiaries own or possess adequate rights or licenses to use all Intellectual Property Rights used in or necessary to conduct their businesses as conducted on the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of FNB, no product or service of FNB or its Subsidiaries infringes the Intellectual Property Rights of others.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, FNB and its Subsidiaries have not received notice of any claim being made or brought, or, to the Knowledge of FNB, being threatened, against FNB or any of its Subsidiaries regarding (i) their Intellectual Property Rights, or (ii) the products or services of FNB or its Subsidiaries infringing the Intellectual Property Rights of others.  To the Knowledge of FNB, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing claims.  The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of FNB and its Subsidiaries (the “FNB IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business of FNB and its Subsidiaries.  To the Knowledge of FNB, no person has gained unauthorized access to the FNB IT Assets.  FNB and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.  FNB and its Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information.  FNB and the FNB Subsidiaries have complied in all material respects with all internet domain name registrations and other requirements of internet domain registrars concerning internet domain names that are used in and material to the business.

(v)           Employee Benefits.

(i)           With respect to each FNB Benefit Plan, FNB has provided to Granite a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) the FNB Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such FNB Benefit Plan and related documents); (B) the most recent determination or opinion letter, if applicable; (C) any summary plan description and other material written communications, other than individual pension benefit statements provided in accordance with Section 105 of ERISA, (or a description of any oral communications) by FNB and its Subsidiaries to any current or former employee or director of FNB or any of its Subsidiaries (the “FNB Employees”) or other beneficiaries concerning the extent of the benefits provided under a FNB Benefit Plan; (D) a summary of any proposed material amendments or material changes anticipated by FNB to be made to the FNB Benefit Plans at any time within the twelve months immediately following the date hereof, excluding any amendments or changes contemplated by this Agreement or required by Law; (E) all material communications to or from the IRS or any other Governmental Authority relating to each FNB Benefit Plan; and (F) for the three most recent years (x) the Form 5500 and attached schedules, (y) audited financial statements and (z) actuarial valuation reports.

(ii)           (A) Each FNB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Laws; (B) each FNB Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any FNB Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s EPCRS or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no FNB Benefit Plan is the subject of any pending correction or application under EPCRS; (C) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any FNB Benefit Plan, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by FNB or any of its Subsidiaries with respect to any FNB Benefit Plan that has or is expected to result in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any FNB Benefit Plan; (D) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by FNB or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (E) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries; (F) except as expressly contemplated by this Agreement, there is no present intention by FNB that any FNB Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to FNB or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by Law) under any FNB Benefit Plan at any time within the twelve months immediately following the date hereof; (G) FNB and its Subsidiaries have not incurred any current or projected liability under any FNB Benefit Plan (or any other plan or arrangement to which FNB or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of FNB or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Laws; (H) each of the FNB Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (I) no FNB Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code; and (J) all contributions required to have been made under the terms of any FNB Benefit Plan or pursuant to ERISA and the Code have been timely made and, to the extent required, all obligations in respect of each FNB Benefit Plan have been properly accrued and reflected in the FNB Financial Statements.

(iii)           With respect to each of the FNB Benefit Plans that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such FNB Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such FNB Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(iv)           Neither FNB nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(v)           With respect to any FNB Benefit Plan, (A) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of FNB, threatened, (B) no facts or circumstances exist that could reasonably be expected to give rise to any such material actions, suits or claims, (C) no written or oral communication has been received from PBGC in respect of any FNB Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (D) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Authority are pending, in progress or, to the Knowledge of FNB, threatened (including, without limitation, any routine requests for information from the PBGC), and (E) there is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any FNB Benefit Plan or any fiduciary thereof (other than rules of general applicability).  With respect to each FNB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code:  (i) no FNB Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (ii) there has been no determination that any FNB Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).  None of the assets of FNB, any of its Subsidiaries, or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(vi)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (A) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of FNB or any of its Subsidiaries from FNB or any of its Subsidiaries under any FNB Benefit Plan or otherwise, (B) any increase in compensation or benefits otherwise payable under any FNB Benefit Plan, (C) any acceleration of the time of payment or vesting of any such benefits, (D) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (E) except as otherwise provided in this Agreement, any limitation on the right of FNB or any of its Subsidiaries to (1) amend, merge or terminate any FNB Benefit Plan or related trust or (2) receive a reversion of assets from any FNB Benefit Plan or related trust, (F) the renewal or extension of the term of any agreement regarding the compensation of any FNB Employee, or (G) any payments under any of the FNB Benefit Plans or otherwise which would not be deductible under Section 280G of the Code.  Except as otherwise provided in this Agreement, neither FNB nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any FNB Benefit Plan or resulted, or will result, in any limitation on the right of FNB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any FNB Benefit Plan or related trust.

(vii)           Each FNB Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (B) between

January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS.  No compensation payable by FNB or any of its Subsidiaries has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

                                (viii)           FNB and its Subsidiaries have complied in full with the TARP Standards for Compensation and Corporate Governance and all other applicable Laws promulgated with respect thereto or otherwise relating to the United States Department of the Treasury’s Troubled Asset Relief Program (TARP) Capital Purchase Program (including without limitation obtaining any waivers of rights to compensation and benefits from such senior executive officers and other employees as may be necessary to comply with the TARP Capital Purchase Program).

(ix)           No FNB Benefit Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(x)           All workers’ compensation benefits paid or payable to any FNB Employee are fully insured by a third party insurance carrier.

(xi)           No FNB Benefit Plan subject to Section 105(h) of the Code, Section 2716 of the Public Health Service Act, or (to the extent it incorporates Section 2716 of the Public Health Service Act) Section 9815 of the Code or Section 715 of ERISA, to the Knowledge of FNB, has failed to comply with the requirements thereof.

(xii)           Each Person who performs services for FNB or any of its Subsidiaries, has been, and is, properly classified by FNB or its Subsidiary, as applicable, as an employee or independent contractor.

(w)           Environmental Laws.  FNB and its Subsidiaries (i) are in compliance with any and all Environmental Laws, (ii) have received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct their business, (iii) are in compliance with all terms and conditions of any such permit, license or approval, (iv) have not owned or operated any property that has been contaminated with any Hazardous Substance that would reasonably be expected to result in liability pursuant to any Environmental Law, (v) to the Knowledge of FNB, are not liable for Hazardous Substance disposal or contamination on any third party property, (vi) have not received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law and (vii) are not subject to any circumstances or conditions that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property in connection with any Environmental Law, except where, in each of the foregoing clauses, the failure to so comply would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x)           Taxes.

(i)           All income and other material Tax Returns required to be filed by, or on behalf of, FNB or its Subsidiaries have been timely filed, or will be timely filed, or a proper extension of the required time for filing has been or will be obtained, in accordance with all Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects.  FNB and its Subsidiaries have timely paid all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, have made adequate provisions in accordance with GAAP.  There are no Liens with respect to Taxes upon any of the assets or properties of either FNB or its Subsidiaries other than with respect to Taxes not yet due and payable.

(ii)           No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of FNB or its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of FNB or its Subsidiaries.  To the Knowledge of FNB, no written claim has ever been made by any Governmental Authority in a jurisdiction where neither FNB nor any of its Subsidiaries files Tax Returns that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii)           Neither FNB nor its Subsidiaries (A) are or have ever been a member of an affiliated group (other than a group the common parent of which is FNB) filing a joint, combined or consolidated Tax Return or (B) have any liability for Taxes of any Person (other than FNB or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(iv)           Neither FNB nor its Subsidiaries are party to, are bound by or have any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(v)           Neither FNB nor its Subsidiaries have been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(vi)           All material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to FNB or its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority, other than Taxes being contested in good faith and for which adequate reserves have been made in FNB’s Financial Statements.  FNB and its Subsidiaries have complied with all applicable information reporting requirements in all material respects.

(vii)           No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to FNB or its Subsidiaries.  Neither FNB nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations that is still in effect with respect to, or any extension of a period for the assessment of, any Tax.

(viii)           To the Knowledge of FNB, neither FNB nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and the regulations thereunder as a principal, as a material advisor or otherwise.

(ix)           Except as may result from the transactions contemplated by this Agreement, including without limitation the transactions described in the Recitals hereto, (A) none of the net operating loss carryforwards, unrealized built-in losses, tax credits, or capital loss carryforwards for U.S. federal income tax purposes of FNB or any of its Subsidiaries is, as applicable, currently or will be following the Closing (excluding those of Granite and any of its Subsidiaries) subject to limitation under Section 382 or 383 of the Code or Treasury Regulations Section 1.1502-15 or -21 or otherwise, (B) all of the Common Stock is owned by a single “direct public group” (within the meaning of Treasury Regulation Section 1.382-2T(j)(2)(ii) and (C) there are no “5-percent shareholders” (within the meaning of Section 382(k)(7) of the Code and the Treasury Regulations promulgated thereunder) of Common Stock, nor have there been any such shareholders within the past three years.  FNB has no reason to believe that the opinion from KPMG LLP delivered pursuant to Section 6.02(e) is incorrect.

(x)           FNB is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(y)           Labor.

(i)           Employees of FNB and its Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.  No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of FNB, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years.  There are no strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of FNB, threatened against or involving FNB or any of its Subsidiaries, nor have there been any for the last three years.

(ii)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, FNB and its Subsidiaries are in compliance with all (i) federal and state Laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment and workers’ compensation and (ii) obligations of FNB and the FNB Subsidiaries, as applicable, under any employment agreement, severance agreement or any similar employment related agreement or understanding.

(iii)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no charge or complaint pending or, to the Knowledge of FNB, threatened before any Governmental Authority alleging unlawful discrimination in employment practices, unfair labor practices or other unlawful employment practices by FNB or any of its Subsidiaries.

(z)           Brokers and Finders.  Except for Sandler O’Neill & Partners, L.P. and Howe Barnes Hoefer & Arnett, Inc., and the fees payable thereto (which fees are to be paid by FNB), neither FNB nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for FNB in connection with this Agreement or the Merger.

(aa)           Loan Portfolio.  The characteristics of the loan portfolio of FNB Bank have not materially and adversely changed from the characteristics of the loan portfolio as of December 31, 2010.

(bb)           Investment Company Status.  FNB is not, and upon consummation of the transactions contemplated by this Agreement will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(cc)           Affiliate Transactions.  No officer, director, five percent (5%) shareholder or other Affiliate of FNB (or any of its Subsidiaries), or any individual who, to the Knowledge of FNB, is related by marriage or adoption to or shares the same home as any such Person, or any entity which, to the Knowledge of FNB, is controlled by any such Person, is a party to any contract or transaction with FNB (or any of its Subsidiaries) which pertains to the business of FNB (or any of its Subsidiaries) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of FNB (or any of its Subsidiaries).  The foregoing representation and warranty does not cover deposits at FNB (or any of its Subsidiaries) or extensions of credit of $250,000 or less made in the ordinary course of business in compliance with Regulation O and other applicable Law.

(dd)           Anti-Takeover Provisions Not Applicable.  The FNB Board has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of the Merger will be exempt from any anti-takeover or similar provisions of the FNB Articles or FNB Bylaws and Articles 9 and 9A of the NCBCA and any other provisions of any applicable “moratorium,” “control share,” “fair price,” “interested shareholder” or other anti-takeover Laws and regulations of any jurisdiction.

(ee)           Knowledge of Conditions.  As of the date of this Agreement, each of FNB and the FNB Subsidiaries knows of no reason why any Requisite Consent will not be obtained, provided, however, that neither FNB nor any of the FNB Subsidiaries makes any representation or warranty with respect to the management, capital or ownership structure of Granite or any of its Affiliates.

(ff)           Rights Plan.  The Board of Directors has approved and adopted the Tax Benefits Preservation Plan (including the Amendment to Tax Benefits Preservation Plan) set forth in Section 4.03(ff) of the Disclosure Schedule (as amended, the “Rights Plan”) and has instructed the officers of the Company to take such steps as are necessary or advisable to implement and put into effect the Rights Plan as soon as practicable after the date of this Agreement.  As soon as practicable but in any event within 30 days after the date hereof, the Company shall have caused the rights agent under the Rights Plan to have executed and delivered to the Company the amendment to the Rights Plan in the form set forth on  Section 4.03(ff) of the Disclosure Schedule.

               (gg)           ALLL.  As of December 31, 2010, management of FNB reasonably believed that FNB’s ALLL was in compliance in all material respects with FNB’s existing methodology for determining its ALLL as well as the standards established by the Financial Accounting Standards Board, and such methodology is not inconsistent with the guidelines on ALLL issued by the FRB.

(hh)           Financial Capacity.  As of the Effective Time, FNB shall have a sufficient number of authorized but unissued shares to fulfill its obligations with respect to the Merger Consideration.

ARTICLE V — COVENANTS

Section 5.01                      Forbearances of Granite.     From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.01, except as (i) expressly contemplated by this Agreement, including without limitation the transactions described in the Recitals of this Agreement, (ii) set forth on Schedule 5.01, and/or (ii) required by applicable Law, without the prior written consent of FNB, which consent shall not be unreasonably withheld, Granite shall not, and shall cause each of its Subsidiaries not to:

(a)           Ordinary Course.  (i) Conduct the business of Granite and its Subsidiaries other than in the ordinary and usual course or fail to use their commercially reasonable efforts to preserve intact their business, organization, goodwill and assets and maintain their rights, franchises and existing relationships with customers, suppliers, employees and business associates, or voluntarily take any action which has or is reasonably likely to have an adverse affect upon Granite’s ability to perform any of its material obligations under this Agreement, or (ii) enter into any new line of business or change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority.

(b)           Capital Stock.  Issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Capital Stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such Capital Stock, voting securities or convertible or exchangeable securities, other than any issuance of Common Stock on exercise of any Granite Stock Options outstanding on the date of this Agreement and listed on Section 4.02(c) of the Disclosure Schedule;

(c)           Dividends, Etc.  Make, declare, pay or set aside for payment any dividend, on or in respect of, or set a record date for or declare or make any distribution on, or directly or indirectly redeem, purchase, adjust, split, combine, reclassify or otherwise acquire, any shares of its Capital Stock or other equity interest or any securities or obligations convertible into or exchangeable for any shares of its Capital Stock or other equity interests;

(d)           Compensation; Employment Agreements; Etc.  Terminate, enter into, amend, modify (including by way of interpretation), renew or grant any waiver or consent under any employment, offer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant (other than, with respect to non-executive officers, employees or consultants, in the ordinary course of business; provided that, any contract agreement or arrangement that provides for payments or benefits to any director, officer, employee or consultant upon a change in control of Granite or Granite Bank shall not be deemed to be in the ordinary course of business) or make, grant or promise any bonus or any wage, salary or compensation increase to any director, officer, employee, sales representative or consultant (other than, with respect to non-executive officers, employees, sales representatives or consultants, in the ordinary course of business);

(e)           Granite Benefit Plans.  Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under, renew or grant any waiver or consent under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (other than, with respect to group insurance and welfare employee benefits, in the ordinary course of business), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of any equity awards or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action) (other than, with respect to non-executive officers, employees or consultants, in the ordinary course of business);

(f)           Other Employment-Related Changes.  Make any other change in employment terms for any of its directors, officers, employees and consultants;

(g)           Dispositions.  Sell, transfer, lease, mortgage, pledge, grant a lien or security interest, or otherwise encumber or dispose of or discontinue any of its assets, deposits, business or properties, except sales of loans in the ordinary course of business consistent with past practice and in an aggregate amount not in excess of $75,000,000;

(h)           Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

(i)           Governing Documents.  Amend the Granite Certificate or Granite Bylaws (or similar governing documents), or the certificate or articles of incorporation or bylaws (or similar governing documents) of any of Granite’s Subsidiaries;

(j)           Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles;

(k)           Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any Granite Material Contract or amend or modify in any material respect any existing Granite Material Contracts;

(l)           Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create precedent for any other material claim, action or proceeding and that involves solely money damages in an amount less than $100,000 for any claim, or $250,000 in the aggregate;

(m)           Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VI not being satisfied (or in a Requisite Consent not being obtained on a timely basis), or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law;

(n)           Risk Management.  Except pursuant to applicable Law or regulation or as required by the Banking Department or other Regulatory Authority under the Granite Regulatory Orders, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk;

(o)           Indebtedness.  Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other Person, other than in the ordinary course of business;

(p)           Capital Expenditures.  Make any capital expenditure or commitments with respect thereto in an amount in excess of $25,000 for any item or project, or $100,000 in the aggregate for any related items or projects;

(q)           New Offices, Office Closures, Etc.  Close or relocate any offices at which business is conducted or open any new offices or ATMs, except as Previously Disclosed;

(r)           Taxes.  (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Granite or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Time, (2) make, change or revoke any material election (including any accounting method) in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, (4) fail to maintain the books, accounts and records of Granite or any of its Subsidiaries in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses, (5) incur any material Tax liability outside of the ordinary course of business, or (6) consent to any extension or waiver of any statute of limitations with respect to any Tax claim; or

(s)           Commitments.  Agree or commit to do any of the foregoing.

Section 5.02                      Forbearances of FNB.

From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.01, except as (i) expressly contemplated by this Agreement, including without limitation the transactions described in the Recitals of this Agreement, (ii) set forth on Schedule 5.02, and/or (iii) required by applicable Law, without the prior written consent of Granite, which consent shall not be unreasonably withheld, conditioned or delayed, FNB shall not, and shall cause each of its Subsidiaries not to:

(a)           Ordinary Course.  (i) Conduct the business of FNB and its Subsidiaries other than in the ordinary and usual course or fail to use their commercially reasonable efforts to preserve intact their business organization, goodwill and assets and maintain their rights, franchises and existing relationships with customers, suppliers, employees and business associates, or voluntarily take any action which has or is reasonably likely to have an adverse affect upon FNB’s ability to perform any of its material obligations under this Agreement, or (ii) enter into any new line of business or change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority;

(b)           Adverse Actions.  (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VI not being satisfied, or (C) a material violation of any provision of this Agreement;

(c)           Capital Stock.  Issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Capital Stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such Capital Stock, voting securities or convertible or exchangeable securities, other than any issuance of Common Stock on exercise of any FNB Stock Options outstanding on the date of this Agreement; and

(d)           Dividends, Etc.  Make, declare, pay or set aside for payment any dividend, on or in respect of, or set a record date for or declare or make any distribution on, or directly or indirectly redeem, purchase, adjust, split, combine, reclassify or otherwise acquire, any shares of its Capital Stock or other equity interest or any securities or obligations convertible into or exchangeable for any shares of its Capital Stock or other equity interests;

(e)           Dispositions.  Sell, transfer, lease, mortgage, pledge, grant a lien or security interest, or otherwise encumber or dispose of or discontinue any of its assets, deposits, business or properties, except sales of loans in the ordinary course of business and in an aggregate amount not in excess of $150,000,000;

(f)           Acquisitions.  Other than in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of the assets, business, deposits or properties of any other entity;

                (g)           Governing Documents.  Amend the FNB Articles or FNB Bylaws (or similar governing documents), or the certificate or articles of incorporation or bylaws (or similar governing documents) of any of FNB’s Subsidiaries; or

(h)           Commitments.  Agree or commit to do any of the foregoing.

Section 5.03                      Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, each of Granite and FNB shall, and shall cause their respective Subsidiaries to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other party hereto to that end.

Section 5.04                      Shareholder Approval.

(a)           The Granite Board has resolved to recommend to the Granite stockholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders to carry out the intentions of this Agreement.  In furtherance of that obligation, as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Granite shall (i) take all lawful action to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the adoption of this Agreement and the approval of the Merger (including any adjournment or postponement, the “Granite Stockholders Meeting”) by the holders of a majority of the outstanding shares of Granite Stock entitled to vote thereon (the “Granite Stockholder Approval”), (ii) use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Granite’s stockholders and (iii) subject to Section 5.08, include the Granite Recommendation in the Joint Proxy Statement/Prospectus.  The Granite Board shall not directly or indirectly (x) withdraw, modify or qualify in any manner adverse to FNB such Granite Recommendation or (y) take any other action or make any other public statement in connection with the Granite Stockholders Meeting, or in reference to an Acquisition Proposal, that is inconsistent with such Granite Recommendation except as and to the extent expressly permitted by Section 5.08.  Subject to the fiduciary duties of the Granite Board and Section 5.08, Granite shall take all lawful action to solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Merger and shall take all other action necessary or advisable to secure the Granite Stockholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, after consultation with FNB, Granite may adjourn or postpone the Granite Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Granite’s stockholders or, if as of the time for which the Granite Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Granite Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Granite Stockholders Meeting.  Granite shall otherwise coordinate and cooperate with FNB and its Affiliates with respect to the timing of the Granite Stockholders Meeting and will otherwise comply with all legal requirements applicable to the Granite Stockholders Meeting.

                 (b)           The FNB Board has resolved to recommend to the FNB shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders to carry out the intentions of this Agreement.  In furtherance of that obligation, as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, FNB shall (i) take all lawful action to duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment or postponement, the “FNB Shareholders Meeting”) for the purpose of obtaining approval of amendments to FNB’s certificate of incorporation necessary to consummate the transactions contemplated hereby, including, without limitation, the issuance of the shares of FNB Common Stock in the Merger (the “FNB Shareholder Approval”) and (ii) use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to FNB’s shareholders.  Subject to the fiduciary duties of the FNB Board, (i) the FNB Board shall make the FNB Recommendation and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the FNB Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Granite, the FNB Recommendation.  Subject to the fiduciary duties of the FNB Board, FNB shall take all action that is both commercially reasonable and lawful to solicit from its shareholders proxies in favor of the FNB Shareholder Approval and shall take all other action necessary or advisable to secure the vote or consent of the FNB shareholders required by the NCBCA and the NASDAQ Listing Rules to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, FNB, after consultation with Granite, may adjourn or postpone the FNB Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to FNB’s shareholders or, if as of the time for which the FNB Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of FNB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the FNB Meeting.

Section 5.05                      Registration Statement; Joint Proxy Statement/Prospectus.

(a)           As promptly as practicable after the date hereof, FNB and Granite shall cooperate in the preparation of the Joint Proxy Statement/Prospectus.  FNB agrees to prepare, in compliance with all applicable Laws, a registration statement on Form S-4 to be filed by FNB with the SEC in connection with the issuance of FNB Common Stock in the Merger (including any amendments or supplements, the “Registration Statement”), which shall include the Joint Proxy Statement/Prospectus.  Granite agrees to cooperate, and to cause its Subsidiaries to cooperate, with FNB, its counsel and its accountants, in preparation of the Registration Statement; and provided that Granite and its Subsidiaries have cooperated as required above, FNB agrees to file the Registration Statement as promptly as reasonably practicable after the date hereof.  Each of Granite and FNB agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to keep the Registration Statement effective as long as it is necessary to consummate the Merger and the other transactions contemplated hereby.  FNB and Granite shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments, and advise the other party of any oral comments, received from the SEC with respect to the Joint Proxy Statement/Prospectus.  FNB shall provide Granite with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and any communications prior to filing such with the SEC, and will promptly provide Granite with a copy of all such filings and communications made with the SEC.  FNB also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Granite agrees to furnish to FNB all information concerning Granite, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b)           Each of Granite and FNB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Granite stockholders and at the time of the Granite Stockholders Meeting, and at the date of mailing to the FNB Shareholders and at the time of the FNB Shareholders Meeting, as the case may be, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which such statements are made, not false or misleading.  Each of Granite and FNB further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement/Prospectus.

(c)           FNB agrees to advise Granite, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 5.06                      Press Releases. Each of Granite and FNB agrees that it will not, without the prior approval of the other party, which shall not be unreasonably withheld, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

Section 5.07                      Access; Information.

(a)           FNB and Granite each agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the other party and such other party’s officers, employees, counsel, accountants and other authorized representatives, such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, contracts, commitments and records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as FNB or Granite, as the case may be, may reasonably request and, during such period, it shall furnish promptly to the requesting party (i) a copy of each material report, schedule and other document such party has filed or received pursuant to federal or state securities or banking laws, or lending, financing or leasing or consumer finance or protection laws and (ii) all other information concerning such party’s business, properties and personnel as the other party may reasonably request.  In no event, however, is either FNB or Granite obligated to (i) provide access or disclose any information to the other party where such access or disclosure would violate any agreement not to disclose confidential information, or (ii) provide access to board minutes that discuss the transactions contemplated by this Agreement, any Acquisition Proposal or any other subject matter the party receiving such request reasonably determines should be treated as confidential.

(b)           Each of FNB and Granite agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.07 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to applicable Law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.07 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c)           Each of FNB and Granite will promptly notify the other of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental communications or notices or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any of its Subsidiaries.

Section 5.08                      Acquisition Proposals.

(a)           Granite agrees that after the Triggering Point:

(i)           neither it nor any of its Subsidiaries nor any of its officers and directors or the officers and directors of any of its Subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its Subsidiaries (collectively, its “Representatives”) not to, (A) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, (B) furnish information or access to any Person that has made an Acquisition Proposal to the Granite Board or that makes an Acquisition Proposal to the Granite Board after the date hereof, or (C) participate in discussions or negotiate with any Person concerning any Acquisition Proposal;

(ii)           notwithstanding Section 5.08(a)(i) above, prior to the Granite Stockholder Approval, Granite may, directly or indirectly through its Representatives, (A) furnish information and access to any Person that has made an Acquisition Proposal to the Granite Board or that makes an Acquisition Proposal to the Granite Board after the date hereof and (B) participate in discussions and negotiate with such Person concerning any such Acquisition Proposal, if and only if, in either such case set forth in clause (A) or (B) of this sentence, (1) such Acquisition Proposal did not result from a breach of this Section 5.08(a), (2) the Granite Board determines in good faith, after consultation with Granite’s financial and legal advisors, that such Acquisition Proposal constitutes, or is reasonably likely to lead to a Superior Proposal, and (3) Granite receives from the Person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are in all material respects (x) no less favorable to Granite and (y) no less restrictive to the Person making such Acquisition Proposal than those contained in the confidentiality agreement with respect to FNB and Granite and any information provided to such Person has previously been provided to FNB or is provided to FNB concurrently with its provision to such Person; and

(iii)           Granite shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been given prior to the Triggering Point under any such provisions authorizing any Person to make an Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer with respect to the following involving Granite or any of its Subsidiaries: (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of ten percent (10%) or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, twenty percent (20%) or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger.

(b)           Prior to (but not after) the earlier of the Triggering Point and the Granite Stockholder Approval, Granite may, directly or indirectly through its Representatives, (i) initiate, solicit or encourage any inquiries or the making or implementation of any Acquisition Proposal, (ii) furnish information and access to any Person that has made an Acquisition Proposal to the Granite Board or that makes an Acquisition Proposal to the Granite Board after the date hereof and (iii) participate in discussions and negotiate with such Person concerning any such Acquisition Proposal, if and only if, in either such case set forth in clause (i), (ii) or (iii) of this sentence, Granite receives from the Person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are in all material respects (x) no less favorable to Granite and (y) no less restrictive to the Person making such Acquisition Proposal than those contained in the confidentiality agreement with respect to FNB and Granite.

                (c)           Prior to (but not after) the earlier of the Triggering Point and the Granite Stockholder Approval, Granite may terminate this Agreement, if (i) the Granite Board authorizes Granite, subject to complying with the terms of this Section 5.08, to enter into a definitive agreement with respect to a Superior Proposal and (ii) immediately prior to or concurrently with the termination of this Agreement, Granite enters into a definitive agreement with respect to a Superior Proposal.

(d)           Except as expressly permitted by this Section 5.08(d), neither the Granite Board nor any committee thereof shall (i) fail to make, withdraw, modify, qualify or place any condition on, or propose publicly to withhold, withdraw, modify, qualify or place any condition on, in any manner adverse to FNB or its Affiliates, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, or the Granite Recommendation, or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal other than the Merger (any of the foregoing, a “Change in Recommendation”).  For purposes of this Agreement, a Change in Recommendation shall not include any notice provided to FNB with respect to any Acquisition Proposal and Granite’s views thereof prior to any definitive Change in Recommendation.  In addition to the foregoing, Granite shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

Notwithstanding the foregoing, and subject to Section 5.08(e), prior to the date of the Granite Stockholders Meeting, the Granite Board may effect a Change in Recommendation if it concludes in good faith (and based on the advice of its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable Law.

(e)           Prior to terminating this Agreement pursuant to Section 5.08(c) or making any Change in Recommendation in connection with an Acquisition Proposal pursuant to Section 5.08(d):  (i) Granite shall have complied in all material respects with Section 5.08(a) and Section 5.08(h), (ii) Granite shall have given FNB written notice of the intention of the Granite Board to take such action, with such notice specifying the material terms and conditions of the Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, a copy of all material documents relating thereto and a copy of and all information provided to such Person that had not previously been provided to FNB, and five Business Days after delivery of such notice for FNB to propose revisions to the terms of this Agreement (or make another proposal), and if FNB proposes to revise the terms of this Agreement, Granite shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with FNB and its Representatives with respect to such proposed revisions or other proposal; and (iii) the Granite Board shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by FNB, if any, that such Acquisition Proposal constitutes a Superior Proposal.  In the event the Granite Board does not make the determination referred to in clause (iii) of this paragraph, the Granite Board shall not effect such termination or Change in Recommendation and thereafter if the Granite Board determines that it proposes or intends to effect a termination of this Agreement or Change in Recommendation, the procedures referred to above shall apply to any subsequent proposed termination of this Agreement or Change in Recommendation.  In the event of any material revisions to any Acquisition Proposal subject to the provisions of this Section 5.08(e), Granite shall be required to deliver a new written notice to FNB and to again comply with the requirements of this Section 5.08(e) with respect to such new written notice, except that the five Business Day period referred to above shall be reduced to three Business Days.

(f)           For purposes of this Agreement, the term “Superior Proposal” means a bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 5.08, that (1) relates to (A) the issuance by Granite of securities representing a majority of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (B) the acquisition by any person of any of (i) a majority of the outstanding Granite Stock, by tender or exchange offer, merger or otherwise, or (ii) all or substantially all of the consolidated total assets of Granite, (2) is otherwise on terms that the Granite Board determines in good faith, after consultation with Granite’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement, are more favorable to Granite and its stockholders than the transactions contemplated by this Agreement and (3) is, in the reasonable judgment of the Granite Board, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer.

(g)           Subject to FNB’s rights under ARTICLE VII, nothing in this Section 5.08 shall prohibit the Granite Board from taking and disclosing to Granite’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Granite Board, after consultation with outside legal counsel, determines in good faith that the failure to so disclose such position would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary obligations to Granite’s stockholders under applicable Law; provided, however, that any such disclosure that relates to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless the Granite Board reaffirms the Granite Recommendation in such disclosure.

(h)           Following the Triggering Point, Granite and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than FNB) conducted prior to the Triggering Point with respect to any of the foregoing, and shall each use its commercially reasonable efforts to cause all Persons other than FNB who have been furnished confidential information regarding Granite or its Subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve months prior to the Triggering Point promptly to return or destroy such information.  Neither Granite nor the Granite Board shall approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions.

Section 5.09                      Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.  Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

Section 5.10                      Reports.  Each of Granite and FNB shall file, and cause its respective Subsidiaries to file, between the date of this Agreement and the Effective Time, all reports required to be filed by it with the SEC (if applicable) and any other Regulatory Authorities having jurisdiction over such party, and each of FNB and Granite shall deliver to the other party copies of all such reports promptly after the same are filed.  Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

Section 5.11                      NASDAQ Listing.  FNB will use all reasonable best efforts to cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on a NASDAQ stock market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

Section 5.12                      Regulatory Applications.

(a)           FNB and Granite and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare as promptly as practicable all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.  Any initial filings with Governmental Authorities shall be made by FNB as soon as reasonably practicable after the execution hereof but, provided that Granite has cooperated as described above, in no event later than 60 days after the date hereof.  Subject to applicable laws relating to the exchange of information, each of FNB and Granite shall, to the extent practicable, consult with the other on all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority.

   Section 5.13                      Granite Employees; Directors and Management; Indemnification.

(a)           All employees of Granite and its Subsidiaries as of immediately prior to the Effective Time shall be employed by FNB or its Subsidiaries immediately following the Effective Time (the “Continuing Employees”) and shall be subject to FNB’s usual terms, conditions and policies of employment (including without limitation FNB’s policies relating to eligibility to participate in FNB’s equity incentive compensation plans).  For the calendar year including the Effective Time, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the benefit plans maintained by FNB or its Subsidiaries (the “FNB Group Plans”) that provide medical, dental and other welfare benefits (collectively, the “FNB Welfare Plans”) to the extent of amounts previously credited for such purposes under the Granite Benefit Plans that provide medical, dental and other welfare benefits (the “Granite Welfare Plans”). Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such FNB Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement of show evidence of good health applied under the applicable Granite Welfare Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).  Continuing Employees will be given credit for their service with Granite and its Subsidiaries for purposes of eligibility and vesting purposes (but not for benefit accrual purposes) under the FNB Group Plans, solely to the extent permitted under the FNB Group Plans and to the extent that FNB makes such FNB Group Plans available to the Continuing Employees.

(b)           FNB agrees to honor, or to cause one of its Subsidiaries to honor, in accordance with their terms, the salary continuation plans listed on Section 5.13(b) of the Disclosure Schedule and the change in control agreements listed on Section 5.13(b) of the Disclosure Schedule (together, the “Listed Agreements”), subject to any limitations imposed by applicable law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent FNB or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law.

(c)           After the Effective Time, each Continuing Employee who is not a party to or covered by a Listed Agreement and whose employment with FNB (or one of its Subsidiaries) is terminated by FNB (or the applicable Subsidiary) without cause within six months following the Effective Time shall receive severance (“FNB Severance”) in an amount equal to two weeks’ base salary for each full year of service (taking into account service with Granite and its Subsidiaries) with a minimum severance of two months’ base salary and a maximum severance of 12 months’ base salary, subject to any limitations imposed by applicable Law or by any Regulatory Authority; and provided, further, that (i) FNB Severance shall be payable only in the event of a termination of employment without cause that constitutes an “involuntary separation from service” within the meaning of Treas. Reg. Section 1.409A-1(n), and (ii) in no event shall the amount of severance payable to a Continuing Employee exceed the maximum amount calculated under the “two times” rule of Treas. Reg. Section 1.409A-1(b)(9)(iii).  FNB Severance shall be payable following termination of employment either as a lump sum or according to FNB’s standard payroll policies, as determined by FNB in its sole discretion.

(d)           Notwithstanding anything contained herein to the contrary, (i) neither FNB nor any of its Subsidiaries is obligated to continue to employ any employee of Granite for any period of time following the Effective Time, (ii) except as provided in Section 5.13(b) with respect to the Listed Agreements, nothing in this Agreement shall limit the ability of FNB or its Subsidiaries from revising, amending or terminating any Granite Benefit Plan, FNB Group Plan or other employee benefit plan, program or policy from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Granite Benefit Plan or FNB Group Plan, and (iv) no provision of this Section 5.13(d) shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of Granite or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

(e)           Prior to the Effective Time, Granite shall take all actions requested by FNB that may be necessary or appropriate to (i) cause one or more Granite Benefit Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Granite Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Granite Benefit Plan for such period as may be requested by FNB, or (iv) facilitate the merger of any Granite Benefit Plan into any employee benefit plan maintained by FNB.  All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.13(e) shall be subject to FNB’s reasonable prior review and approval, which shall not be unreasonably withheld.

(f)           Prior to the Closing, Granite shall cooperate with FNB to (i) arrange and conduct, for employees of Granite who will become Continuing Employees, an open enrollment period for enrollment in FNB Group Plans (to the extent such plans will be made available to such employees) and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Granite and FNB), and (ii) allow FNB’s representatives to meet with employees of Granite (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by Granite and FNB.

(g)           In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Granite (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Granite, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.  On and after the Effective Time, FNB shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with FNB; provided, however, that (1) FNB shall have the right to assume the defense thereof and upon such assumption FNB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if FNB elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between FNB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and FNB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) FNB shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) FNB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) FNB shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or to any Indemnified Party that commits fraud.  Any Indemnified Party wishing to claim indemnification under this Section 5.13(g), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FNB in writing thereof, provided that the failure of any Indemnified Party to so notify FNB shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices FNB.  FNB’s obligations under this Section 5.13(g) continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(h)           FNB agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Granite and any of its Subsidiaries (the “Covered Parties”) as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 5.13(h) shall be deemed to preclude the liquidation, consolidation or merger of Granite or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of FNB or the successor to Granite or its Subsidiary notwithstanding any such liquidation, consolidation or merger.

(i)           In the event FNB or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FNB assume the obligations set forth in Section 5.13(g) through Section 5.13(h).

(j)           The provisions of Section 5.13(g), (h) and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and representatives.

Section 5.14                      Options and Restricted Stock Awards.  Subject to applicable Law, within 90 days of the Effective Time, to the extent necessary to provide for registration of shares of FNB Common Stock subject to Granite Stock Options assumed pursuant to Section 3.05, FNB shall file with the SEC a registration statement on Form S-8 (or any successor form) or such other form as may be available or required to effect such registration with respect to such shares of FNB Common Stock and shall use commercially reasonable efforts at least equivalent to those used in maintaining the effectiveness of FNB’s other registration statements on Form S-8 to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Granite Stock Options remain outstanding.

Section 5.15                      Notification of Certain Matters.  Each of Granite and FNB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.  Granite shall promptly inform FNB upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any Governmental Authority relating to the alleged liability of Granite or any of its Subsidiaries under any labor or employment law.

Section 5.16                      Board of Directors; Advisory Boards.

(a)           Effective as of the Effective Time, one independent director of the Granite Board designated prior to the Effective Time by the Nominating Committee of the Granite Board and subject to the approval of the FNB Board shall be appointed to the FNB Board.

(b)           Following the consummation of the Merger, FNB shall in good faith create regional advisory boards for those regions served by branches of Granite Bank acquired in connection with the Merger, to the extent such regions are not already encompassed by FNB’s existing regional advisory boards and taking into consideration any closing or consolidation of branches.

Section 5.17                      Tax Treatment.     (i)  Each of FNB and Granite agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code, and (ii) each of FNB and

Granite agrees to take any action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the qualification of the Merger as a reorganization under Section 368(a) of the Code.

Section 5.18                      No Breaches of Representations and Warranties.     Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of FNB and Granite will use its reasonable best efforts not to do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article IV of this Agreement to become untrue or incorrect in any material respect.

Section 5.19                      Insurance Coverage.     Granite shall cause each of its material policies of insurance to remain in effect between the date of this Agreement and the Effective Time, or be renewed or replaced by a substantially similar substitute policy with an insurance carrier with the same or better credit rating as Granite’s current insurance carriers, and with terms no less favorable in the aggregate than the existing policies of Granite.

Section 5.20                      Correction of Information.     Each of FNB and Granite shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition to Closing, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

Section 5.21                      Confidentiality.  Except for the use of information in connection with the Registration Statement described in Section 5.05 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information received by each of Granite and FNB pursuant to the terms of this Agreement (collectively, the “Information”) shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 5.21 shall not apply to information included in the Registration Statement or to be included in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Granite and the shareholders of FNB, in each case under Section 5.05.  Granite and FNB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement.  Granite and FNB agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Granite or FNB to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information.  It is agreed and understood that the obligations of Granite and FNB contained in this Section 5.21 shall survive the Closing or termination of this Agreement.

Section 5.22                      Certain Policies.  Prior to the Effective Time, to the extent permitted by Law, Granite shall, consistent with GAAP and on a basis mutually satisfactory to it and FNB,

modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FNB; provided, however, that Granite shall not be obligated to take any such action pursuant to this Section 5.22 unless and until (i) FNB irrevocably acknowledges to Granite in writing that all conditions to its obligation to consummate the Merger have been satisfied; and (ii) FNB irrevocably waives in writing any and all rights that it may have to terminate this Agreement and Granite has obtained the Granite Stockholder Approval.

ARTICLE VI —

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01                      Conditions to Each Party’s Obligation to Effect the Merger.     The respective obligation of each of FNB and Granite to consummate the Merger is subject to the fulfillment or written waiver by FNB and Granite prior to the Closing of each of the following conditions:

(a)           Stockholder Approvals.  The Granite Stockholder Approval and the FNB Shareholder Approval shall have been attained.

(b)           Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the FNB Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on FNB after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that the FNB Board reasonably determines would either before or after the Effective Time be unduly burdensome.

(c)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FNB Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e)           NASDAQ Listing.  The shares of FNB Common Stock to be issued in the Merger shall have been approved for listing on a NASDAQ stock market, subject to official notice of issuance.

(f)           Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing on the Closing Date, FNB shall have received an opinion of its counsel, reasonably acceptable in form and substance to FNB and Granite, dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes: (i) the Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code and (ii) the exchange of Granite Stock for FNB Common Stock will not give rise to recognition of gain or loss to the stockholders of Granite for Federal income tax purposes.

(g)           Closing of Investments.  The Primary Investments and the Other Private Placements, as such transactions shall be amended from time to time, shall have been consummated, with aggregate gross cash consideration to FNB of not less than $310 million.

Section 6.02                      Conditions to Obligation of Granite. The obligation of Granite to consummate the Merger is also subject to the fulfillment or written waiver by Granite prior to the Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties in Section 4.03(c) (Capitalization) shall be true and correct in all material respects at and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout such sections), and all other representations and warranties in Section 4.03 shall be true and correct in all respects at and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout such sections), except for any inaccuracies of representations or warranties, the circumstances giving rise to which, individually or in the aggregate, do not constitute, and would not reasonably be expected to result in, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and Granite shall have received a certificate, dated the Closing Date, signed on behalf of FNB by a Senior Executive Vice President or an Executive Vice President of FNB to such effect.

(b)           Performance of Obligations of FNB.  FNB shall have performed in all material respects all obligations required to be performed by FNB under this Agreement at or prior to the Closing, and Granite shall have received a certificate, dated the Closing Date, and signed on behalf of FNB by a Senior Executive Vice President or an Executive Vice President of FNB to such effect.

(c)           TARP Preferred Stock and TARP Warrant.  FNB shall have exchanged the TARP Preferred Stock for FNB Common Stock having an aggregate value (valuing the FNB Common Stock at $0.16 per share) of no greater than the sum of (1) 25% of the aggregate liquidation preference of the TARP Preferred Stock and (2) 100% of the amount of accrued and unpaid dividends on the TARP Preferred Stock as of the Effective Time (or otherwise on terms and conditions satisfactory to Granite in its reasonable judgment), which exchange and conversion shall have occurred on or prior to the Closing Date; and the TARP Warrant shall have been amended to reduce the conversion price thereof to no less than $0.16 per share.

(d)           Subordinated Debt and FNB Bank Preferred Stock.  FNB Bank shall have settled the Subordinated Debt for cash in an amount no greater than the sum of 25% of the principal thereof plus 100% of the unpaid and accrued interest thereon as of the Effective Time, and redeemed the FNB Bank Preferred Stock for cash in an amount equal to the sum of 25% of the aggregate liquidation preference thereof plus 100% of the unpaid and accrued dividends thereon as of the Effective Time.

(e)           Section 382 and 383.  (1) Since the date of this Agreement, there shall have been no material change to Section 382 or 383 of the Code or the regulations thereunder, nor any administrative pronouncement or federal court decision directly interpreting a relevant Section of Section 382 or 383 of the Code or the regulations thereunder, the application of which would cause the net operating loss carryforwards, unrealized built-in losses, tax credits, or capital loss carryforwards of FNB and any of its Affiliates (other than Granite and its Subsidiaries) that exist on or after the Effective Time to be subject to limitation under Section 382 or 383 of the Code, (2) KPMG LLP shall have delivered an opinion to Carlyle, reasonably satisfactory to Granite, and on which Carlyle is expressly permitted to rely, to the effect that, based on the most current information available prior to the Effective Time as provided by FNB to KPMG LLP, the transactions contemplated by the Primary Investments, the Other Private Placements, the Merger and this Agreement should not cause an “ownership change” within the meaning of Section 382 of the Code for purposes of the net operating loss carryforwards of FNB, and (3) an “ownership change” within the meaning of Section 382 of the Code, in Granite’s reasonable judgment, has not occurred and will not occur with respect to FNB as a result of the transactions contemplated by the Primary Investments, the Other Private Placements, the Merger and this Agreement.

Section 6.03                      Conditions to Obligation of FNB.  The obligation of FNB to consummate the Merger is also subject to the fulfillment or written waiver by FNB prior to the Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties in Section 4.02(c) (Capitalization) shall be true and correct in all material respects at and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout such sections), and all other representations and warranties in Section 4.02 shall be true and correct in all respects at and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout such sections), except for any inaccuracies of representations or warranties, the circumstances giving rise to which, individually or in the aggregate, do not constitute, and would not reasonably be expected to result in, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and FNB shall have received a certificate, dated the Closing Date, signed on behalf of Granite by the Chief Executive Officer and the Chief Financial Officer of Granite to such effect.

(b)           Performance of Obligations of Granite.  Granite shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and FNB shall have received a certificate, dated the Closing Date, and signed on behalf of Granite by the Chief Executive Officer and the Chief Financial Officer of Granite to such effect.

(c)           Liquidity.  As of the Closing Date, Granite and its Subsidiaries shall have, on a consolidated basis, (1) at least $215,000,000 in (i) cash and due from banks, (ii) deposits in other banks, (iii) overnight funds sold and due from the FRB and (iv) securities available for sale that have not been pledged and for which a liquid market and price quotations are immediately available through a major securities dealer, (2) at least $700,000,000 in non-brokered deposits (including money market, demand, checking, savings and transactional accounts and certificates of deposits), and (3) Non-Performing Assets on its balance sheet of not more than $79,000,000.

ARTICLE VII — TERMINATION

Section 7.01                      Termination.  This Agreement may be terminated, and the Merger may be abandoned:

                (a)           Mutual Consent.  At any time prior to the Effective Time, by the mutual written consent of FNB and Granite;

(b)           Breach.  At any time prior to the Effective Time, by FNB or Granite, upon written notice to the other party, in the event of either:  (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that (A) such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Merger under Article VI, and (B) the terminating party is not itself in material breach of any provision of this Agreement;

(c)           Delay.  At any time prior to the Effective Time, by FNB or Granite, upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 2011, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 7.01(c);

(d)           No Approval.  By Granite or FNB, upon written notice to the other party, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefore shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority, (ii) the Granite stockholders fail to provide the Granite Stockholders Approval at the Granite Stockholders Meeting; or (iii) the FNB shareholders fail to provide the FNB Shareholders Approval at the FNB Shareholders Meeting;

(e)           Adverse Action.  By FNB, upon written notice to Granite, if (i) the Granite Board submits this Agreement (or the plan of merger contained herein) to its stockholders without the Granite Recommendation or makes a Change in Recommendation, (ii) Granite shall have materially breached the terms of Section 5.08 in any respect adverse to FNB, (iii) Granite shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Granite Stockholders Meeting, or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of Granite Stock is commenced (other than by FNB or a Subsidiary thereof) and the Granite Board recommends that the stockholders of Granite tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange within the ten Business Days period specified in Rule 14e-2(a) under the Exchange Act

(f)           Acceptance of a Superior Proposal.  By Granite, upon written notice to FNB, if permitted to do so by the terms of Section 5.08 upon entry into a definitive agreement with respect to a Superior Proposal;

                (g)           Termination of Investment Agreements.  By Granite or FNB, if either of the Investment Agreements setting forth the terms and conditions of the Primary Investments is terminated.

Section 7.02                      Effect of Termination.

(a)           Termination Fee.  In the event that:

(i)           (x) prior to the Effective Time and after the date hereof, any Person shall have made an Acquisition Proposal, which proposal has been publicly disclosed and not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by any party pursuant to Section 7.01(c) without the Granite Stockholder Approval having been obtained or pursuant to Section 7.01(d)(ii) and (z) within one year after the termination of this Agreement, the Acquisition Proposal referred to in Section 7.02(a)(i)(x) above or any Acquisition Proposal with such Person making the Acquisition Proposal referred to in Section 7.02(a)(i)(x) above shall have been consummated or any definitive agreement with respect to such Acquisition Proposal shall have been entered into (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”); or

(ii)           this Agreement is terminated by FNB pursuant to Section 7.01(b) (if such termination is based on a material breach of Section 5.04 or Section 5.08) or pursuant to  Section 7.01(e);

then Granite shall pay to FNB a termination fee of $450,000 (the “Termination Fee”) (A) in the case of clause (i) above, one Business Day after the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal referred to in sub-clause (i)(z) above, (B) in the case of a termination described in clause (ii) above, one Business Day after the delivery of the written notice of termination required by Section 7.01.  In no event shall Granite be required to pay the Termination Fee on more than one occasion.

(b)           Continuing Liability.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.02(a) and Section 8.01; and (ii) that termination will not relieve a breaching party from liability or damages for any breach of this Agreement giving rise to such termination (except that in the event that the Termination Fee is paid by Granite to FNB in accordance with Section 7.02(a), the payment of such Termination Fee shall be the sole and exclusive remedy for breaches of Section 5.04 or Section 5.08).

(c)           Costs of Enforcement.  Granite acknowledges that the agreements contained in this Section 7.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FNB would not enter into this Agreement; accordingly, if Granite fails to pay any amount due pursuant to this Section 7.02(a), and, in order to obtain such payment, FNB commences a suit against Granite for the Termination Fee, then Granite shall pay to FNB its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest through the date of payment on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal.

ARTICLE VIII — MISCELLANEOUS

Section 8.01                      Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that the agreements and covenants contained in Section 5.13, Section 5.14, Section 5.16, Section 5.17, Section 5.21, Section 7.02 and this Article VIII shall survive the Effective Time.

Section 8.02                      Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement to the stockholders of Granite.

Section 8.03                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04                      Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state (except to the extent that mandatory provisions of federal law are applicable).

Section 8.05                      Expenses.  Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by FNB and Granite, each party hereto will bear all costs and expenses incurred by it in connection with this Agreement, the Merger and the other transactions contemplated hereby.

Section 8.06                      Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Granite, to:

Bank of Granite Corp.
23 North Main Street
Granite Falls, North Carolina 28630
Attention: Chief Financial Officer
Facsimile No: (828) 496-2077

With a copy to:

Parker Poe Adams & Bernstein LLP
Three Wells Fargo Center
401 South Tryon Street
Suite 3000
Charlotte, North Carolina 28202
Attention:        R. Douglas Harmon
John C. Jaye
Facsimile No: (704) 335-4499

If to FNB or to Merger Sub, to:

FNB United Corp.
150 South Fayetteville Street
Asheboro, North Carolina 27203
Attention:  Chief Financial Officer
Facsimile No: (336) 328-1633

With a copy to each of:

Arnold & Porter LLP
555 12th Street, NW
Washington, DC 20004
Attention:        Brian McCormally
Beth DeSimone
Facsimile No: (202) 942-5999

and

Schell Bray Aycock Abel & Livingston PLLC
230 North Elm Street
Greensboro, NC  27401
Attention:  Melanie Samson Tuttle
Facsimile No.: (336) 370-8830

Section 8.07                      Entire Understanding; No Third Party Beneficiaries.     This Agreement and any separate agreement entered into by the parties of even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement).  Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third party beneficiaries of and entitled to enforce Section 5.13(g), (h) and (i).

Section 8.08                       Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.09                      Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 8.10                      Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.11                      Assignment.  Except to the extent provided in this Agreement, FNB and Granite may not assign any of their rights or obligations under this Agreement to any other Person, except upon the prior written consent of the other party.  Any purported agreement in violation hereof shall be void.

Section 8.12                      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

Section 8.13                      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FNB UNITED CORP.

By:	/s/ R. Larry Campbell
Name:	R. Larry Campbell
Title:	CEO

GAMMA MERGER CORPORATION

By:	/s/ R. Larry Campbell
Name:	R. Larry Campbell
Title:	President

BANK OF GRANITE CORPORATION

By:	/s/ Jerry A. Felts
Name:	Jerry A. Felts
Title:	Chief Operating Officer